As filed with the Securities and Exchange Commission on November 13, 2013

File No. 333-189993

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to the
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDBOX, INC.

Nevada (State or jurisdiction of Incorporation or organization)	3585 (Primary Standard Industrial Classification Code Number)	45-3992444 (I.R.S. Employer Identification No.)

8439 West Sunset Blvd., Suite 101
West Hollywood, CA 90069
(800) 762-1452
 (Address, including zip code, and telephone number, including area code, of registrant’s principle executive offices)
____________________

Dr. Bruce Bedrick
Chief Executive Officer
8439 West Sunset Blvd., Suite 101
West Hollywood, CA 90069
(800) 762-1452
 (Name, address, including zip code, and telephone number, including area code, of agent for service
____________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

Calculation of Registration Fee

Title of each Class of Securities To be Registered	Amount to be registered(1)	Proposed maximum Offering price per share (2)	Proposed maximum aggregate Offering price	Amount of registration fee (6)
Common Stock, $0.001 par value per share, to be offered by the issuer	3,000,000	$20.00(3)	$60,000,000	$7,728.00
Common Stock, $0.001 par value per share, to be offered by the selling stockholders	560,950	$20.00(4)	$11,219,000	$1,445.01
Common Stock, $0.001 par value per share, underlying warrants, to be offered by the selling stockholders	15,000	$30.50(5)	$457,500	$58.93
Total	3,575,950	---	$71,676,000	$9,231.94

(1)  In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2)  Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.
(3)   Offering price has been arbitrarily determined by the Board of Directors.
(4)  The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).
(5)  The offering price has been calculated as the exercise price solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(g).
(6)  Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
MEDBOX, INC.

Date of Prospectus: November 13, 2013 (Subject To Completion)

3,575,950 Shares of Common Stock
$______ per share

This is the initial public offering of our common stock, par value $0.001 per share.  We are selling 3,000,000 shares of our common stock, and the selling stockholders identified in this prospectus are selling 575,950 shares of our common stock.  We will not receive proceeds from the sale of shares by the selling stockholders, however, we could receive up to $478,500 in proceeds if all of the warrants described herein were exercised.  There is no guarantee that any proceeds attributable to the warrants will be realized.

We currently expect the initial public offering price of the shares we are offering to be between $16.00 and $20.00 per share of our common stock.

The shares of common stock being sold by the selling stockholders were issued in transactions made in reliance on Section 4(a)(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.  Our common stock is currently quoted on the OTC Market Groups quotation system under the ticker “MDBX.”  The closing price of our common stock on the Pink tier of the OTC Markets Group quotation system on November 12, 2013, was $21.59 per share.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 for certain risks you should consider before purchasing any shares in this offering.  This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

The offering is being conducted on a self-underwritten, best efforts basis, which means our management will attempt to sell the shares being offered hereby on behalf of the Company.  There is no underwriter for this offering.

Completion of this offering is not subject to us raising a minimum offering amount.  We do not have an arrangement to place the proceeds from this offering in an escrow, trust or similar account.  Any funds raised from the offering will be immediately available to us for our immediate use.

Any purchaser of common stock in the offering may be the only purchaser, given the lack of a minimum offering amount.

This offering will terminate on the date which is 36 months from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed or upon the vote of our board of directors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Company does not plan to use this offering prospectus before the effective date.

Proceeds to Company in Offering

	Number of Shares	Offering Price(1)	Underwriting Discounts & Commissions	Gross Proceeds

Per Share		$18.00	$0.00	$ 18.00
25% of Offering Sold	750,000	$18.00	$0.00	$13,500,000
50% of Offering sold	1,500,000	$18.00	$0.00	$27,000,000
75% of Offering Sold	2,250,000	$18.00	0.00	$40,500,000
Maximum Offering sold	3,000,000	$18.00	$0.00	$54,000,000

(1)  Assuming an initial public offering price of $18.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in this prospectus.  We have not authorized anyone to provide you with any other or different information.  If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it.  We believe the information in this prospectus is materially complete and correct as of the date on the front cover.  We cannot, however, guarantee that the information will remain correct after that date.  For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date.  This document may only be used where it is legal to sell these securities.  The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

You should not interpret the contents of this prospectus to be legal, business, investment or tax advice.  You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.  In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” “Medbox” and the “Company” refer to Medbox, Inc.

SUMMARY

The following summary highlights material information in this prospectus.  It may not contain all the information that is important to you.  For additional information, you should read this entire prospectus carefully, including “Risk Factors” the financial statements and the notes to the financial statements.

Business Overview and Our Subsidiaries

Medbox, Inc. is a Nevada corporation.  We were originally incorporated on June 16, 1977 in the State of Nevada as Rabatco, Inc.  In May 2000 we changed our name to MindfulEye, Inc.  On November 25, 2011, P. Vincent Mehdizadeh, the founder of MDS and creator of the Medbox, purchased 5,421,500 shares of common stock of the Company, after which he owned 50% of the outstanding shares of common stock of the Company.  On August 30, 2011, we changed our name to Medbox, Inc. to better reflect current business operations.

We currently operate through seven wholly-owned subsidiaries:

•
Prescription Vending Machines, Inc., a California corporation, dba Medicine Dispensing Systems in the State of California (“MDS”), which distributes our Medbox™ product and provides related consulting services;

•	Vaporfection International, Inc., a Florida corporation through which we distribute our medical vaporizing products and accessories pursuant to a recent acquisition;
•	Medicine Dispensing Systems, Inc., an Arizona corporation, which provides our consulting services in Arizona;
•	Mini-Storage Solutions, Inc., a California corporation that produces and will market our Safe Access Storage Locker product;
•	Medbox Rx, Inc., a California corporation that produces and will market our Rx product line including Lockbox Rx and Sample-Safe;
•	Medbox, Inc., a California corporation that is currently inactive and which has the same name as the Company; and
•	Medbox Leasing, Inc., a California corporation that is currently inactive.

MDS developed the Medbox patented biometric medicine dispensing machine designed to confirm patient identification through a biometric verification system prior to dispensing medicine to authorized patients.  The Medbox machine also has a companion option for dispensing refrigerated products.

The Medbox features patented systems that dispense herbal and prescription medications to individuals based on biometric identification.  This system allows pharmacies, assisted living facilities, prisons, hospitals, doctors’ offices, and alternative medicine clinics to help manage employee possession of sensitive drugs.

Through MDS we offer turn-key consulting services to the pharmaceutical industry.  We also offer turnkey consulting services to individuals seeking to establish alternative medicine clinics, primarily in jurisdictions that have recently passed legislation concerning the availability of alternative medicines (principally, medical marijuana).  These services include site selection, permitting, design, full build-out and licensing.

We recently acquired Vaporfection International, Inc., pursuant to which we offer a line of medical vaporizing products and accessories.  We are also developing several new products, including:

•	Safe Access Storage Lockers, which is designed for use by medium to large mail-order chains for the retrieval of retail goods by their customers;
•	Lockbox Rx, a system designed to provide pharmacies with a mechanism to allow their customers to pick up their medications, quickly and conveniently, 24 hours a day; and
•
Sample-Safe, a wall-mounted unit intended for use in doctors’ offices, which offers strict inventory control of prescription medicine samples through the use of biometrics and an internal record keeping system designed to be unalterable by office staff.

Where You Can Find Us

Our principal executive offices are located at:

Medbox, Inc.
8439 West Sunset Blvd., Suite 101
West Hollywood, CA 90069

Our telephone number at this address is:  (800) 762-1452

The Offering

Issuer:	Medbox, Inc.
Common stock offered by us:	3,000,000 shares
Common stock offered by the selling stockholders:	575,950 shares, consisting of: (a) 560,950 shares of common stock currently issued and outstanding; and (b) 15,000 shares issuable upon full exercise of outstanding warrants.1
Common stock outstanding before the offering:	14,750,375 Shares
Common stock to be outstanding after the offering:	17,750,375 Shares, assuming no exercise of the warrants registered for sale hereby, or 17,765,375 Shares assuming exercise of all such warrants.2
Use of proceeds:
We expect to receive net proceeds from this offering of approximately $54.0 million, assuming an initial public offering price of $18.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, assuming all the shares offered hereby are sold and after deducting estimated offering expenses payable by us.

We will not receive any proceeds from the sale of shares of our common stock in this offering by the selling stockholders, although we may receive proceeds of up to $478,500 if the warrants described herein are exercised.

We intend to use the net proceeds of the offering: (i) to expand the marketing of our existing products and services; (ii) to expand our product lines, including further development and marketing of our new products, initially our Rx line of products and acquiring additional licenses to enhance our existing products or develop new products; (iii) for research and development, including the development of new products; and (iv) for working capital and other general corporate purposes, including purchasing inventory.  See “Use of Proceeds.”

Dividend policy:
We currently intend to retain any future earnings to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future.  Any future determination to pay dividends will be at the discretion of our board of directors.

OTC Markets Trading System:	Our common stock trades on the OTC Markets Group quotation system under the ticker “MDBX.”
Risk factors:
Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1) Consists of 560,950 shares of common stock sold to accredited investors from January 1 through September 28, 2013 for $5 per share, pursuant to subscription agreements providing for registration rights and (b) 15,000 shares underlying warrants previously issued to Moody Capital Solutions, Inc. in connection with its services as finder in the private placement in which we sold shares of our common stock to YP Holdings, LLC. See “Principal and Selling Stockholders” for additional information.

(2) Does not include potential conversion of the 3,000,000 outstanding shares of Series A Preferred Stock into 15,000,000 shares of common stock or the exercise of outstanding warrants to purchase up to 260,854 shares of common stock not registered for sale hereby

Emerging Growth Company Status

As a company with less than $1 billion in revenue in our last fiscal year, we are defined as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.  We will retain “emerging growth company” status until the earliest of:

•	The last day of the fiscal year during which our annual revenues are equal to or exceed $1 billion;

•
The last day of the fiscal year following the fifth anniversary of our first sale of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act;

•	The date on which we have issued more than $1 billion in nonconvertible debt in a previous three-year period; or

•
The date on which we qualify as a large accelerated filer under Rule 12b-2 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., an issuer with a public float of $700 million that has been filing reports with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act for at least 12 months).

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to SEC reporting companies.  For so long as we remain an emerging growth company we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Wall Street Reform and Consumer Protection Act of 2002;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder non-binding advisory votes;

•	submit for stockholder approval golden parachute payments not previously approved;

•	disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and

•
present more than two years of audited financial statements and two years of selected financial data in this registration statement and future filings, instead of the customary three years for audited financial statements and five years for selected financial data.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates.  Section 107 of the JOBS Act provides that our decision to opt into the extended transition period for complying with new or revised accounting standards is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, is below $75 million, we are also a “smaller reporting company” as defined under the Exchange Act.  Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act.  As a smaller reporting company we are not required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

•
present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.  The risks set out below are not the only risks we face.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.  If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected.  In such case, the value and trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company and Our Business

Our continued success is dependent on additional states legalizing medical marijuana and additional counties in California passing legislation to allow dispensaries.

Continued development of the medical marijuana market is dependent upon continued legislative authorization of marijuana at the state level for medical purposes and, in certain states, including California, based on the specifics of the legislation passed in that state, on local governments authorizing a sufficient number of dispensaries.  Any number of factors could slow or halt the progress.  Further, progress, while encouraging, is not assured and the process normally encounters set-backs before achieving success.  While there may be ample public support for legislative proposal, key support must be created in the legislative committee or a bill may never advance to a vote.  Numerous factors impact the legislative process.  Any one of these factors could slow or halt the progress and adoption of marijuana for medical purposes, which would limit the market for our products and negatively impact our business and revenues.

The alternative medicine industry faces strong opposition.

    It is believed by many that well-funded, significant businesses may have a strong economic opposition to the medical marijuana industry as currently formed.  We believe that the pharmaceutical industry clearly does not want to cede control of any compound that could become a strong selling drug.  For example, medical marijuana will likely adversely impact the existing market for Marinol, the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry should marijuana displace other drugs or simply encroach upon the pharmaceutical industry’s market share for compounds such as marijuana and its component parts.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry makes in halting or rolling back the medical marijuana movement could have a detrimental impact on the market for our products and thus on our business, operations and financial condition.

Marijuana remains illegal under federal law.

Marijuana remains illegal under federal law.  It is a schedule-I controlled substance.  Even in those jurisdictions in which the use of medical marijuana has been legalized at the state level, its prescription is a violation of federal law.  The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis, even for medical purposes.  Therefore, federal law criminalizing the use of marijuana trumps state laws that legalize its use for medicinal purposes.  At present the states are standing tall against the federal government, maintaining existing laws and passing new ones in this area.  This may be because the Obama administration has made a policy decision to allow states to implement these laws and not prosecute anyone operating in accordance with applicable state law.  However, we face another presidential election cycle in 2016, and a new administration could introduce a less favorable policy.  A change in the federal attitude towards enforcement could cripple the industry. While Medbox is not insulated from economic risk if such a change were to occur, we believe that by virtue of the fact that it does not market, sell, or produce marijuana or marijuana related products, the Company and its investors should be insulated from federal prosecution or harassment.  However, the medical marijuana industry is our primary target market, and if this industry was unable to operate, we would lose the majority of our potential clients, which would have a negative impact on our business, operations and financial condition.

Our clients may have difficulty accessing the service of banks, which may make it difficult for them to purchase our products and services.

As discussed above, the use of marijuana is illegal under federal law.  Therefore, there is a compelling argument that banks cannot accept for deposit funds from the drug trade and therefore cannot do business with our clients that traffic in marijuana, and clinic operators often have trouble finding a bank willing to accept their business.  While U.S. Rep. Jared Polis (D-CO) has stated he will seek an amendment to banking regulations and laws in order to allow banks to transact business with state-authorized medical marijuana businesses, there can be no assurance his legislation will be successful, that banks will decide to do business with medical marijuana retailers, or that in the absence of legislation state and federal banking regulators will not strictly enforce current prohibitions on banks handling funds generated from an activity that is illegal under federal law.  The inability of potential clients in our target market to open accounts and otherwise use the service of banks may make it difficult for them to purchase our products and services.

We have a limited operating history and operate in a new industry, and we may not succeed.

We have a limited operating history and may not succeed.  We are subject to all risks inherent in a developing business enterprise.  Our likelihood of continued success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with manufacturing specialty products and the competitive and regulatory environment in which we operate.  For example, the medical marijuana industry is a new industry that as a whole may not succeed, particularly should the Federal government change course and decide to prosecute those dealing in medical marijuana under Federal law.  If that happens there may not be an adequate market for our products.  As a new industry there are not established players whose business model we can follow or build on the success of.  Similarly, there is not information about comparable companies available for potential investors to review in making a decision about whether to invest in Medbox.  Further, as the medical marijuana industry is a new market it is ripe for technological advancements that could limit or eliminate the need for our products.

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages.  For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products.  We may not successfully address these risks and uncertainties or successfully implement our operating strategies.  If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

▪	cash provided by operating activities;
▪	available cash and cash investments; and
▪	capital raised through debt and equity offerings.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance.  Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us.  If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects.  Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation.  In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock.  Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

We may incur substantial costs as a result of our Agreements with Bio-Tech and Our Agreement to Purchase Stock of MedVend, Inc.

As discussed below under “Our Business—Other Recent Acquisition Agreements—Bio-Tech Medical Software, Inc.,” in February 2013 we entered into (i) an Amended and Restated Stock Purchase Agreement (“Stock Purchase Agreement”) and (ii) an Amended and Restated Technology License Agreement, with Bio-Tech Medical Software, Inc.  Subsequent to the first of three scheduled closings under the Stock Purchase Agreement, we notified Bio-Tech that we were canceling these agreements with them due to a breach in a provision contained therein, and have sued them to enforce our right to cancel these agreements due to their breach.  If we are unable to terminate the Bio-Tech agreements, we will owe Bio-Tech an additional $900,000 and receive 25% of Bio-Tech’s issued and outstanding shares.  We will also be unable to recover the $600,000 we have already paid to Bio-Tech under the Stock Purchase Agreement, and be obligated to issue them 700,000 shares of our common stock if they have two consecutive quarters of profitability.

In addition, as discussed below under “Our Business—Other Recent Acquisition Agreements—MedVend, LLC.,” in March 2013, we entered into a Membership Interest Purchase Agreement with the holders (the “Sellers”) of 94.8% of the equity interests in MedVend Holdings, LLC, the holding company for MedVend, LLC (“MedVend”), a bio-tech company that features a patented automated medicine dispensing machine used for traditional prescription pharmaceutical dispensing, and several related entities.  Pursuant to the agreement, we agreed to acquire 50% of the equity interests in MedVend Holdings in exchange for $4.1 million to be paid $300,000 in cash at closing and $3.8 million to be paid in either cash or our common stock on the 10th business day after the one-year anniversary of the closing.  As noted below, we were subsequently served with a complaint alleging that the Sellers did not have authority to enter into the transaction with us because the consent of the minority stockholders was required.  We obtained a dismissal from the action and we are in litigation with the Sellers to rescind the Membership Interest Purchase Agreement.  If we are unable to rescind this agreement, we will owe the $300,000 in cash and $3.8 million in cash or shares of our common stock.

Although we believe we have a reasonable basis for our positions that these agreements may be rescinded, if the courts do not find in our favor such $1.5 million expenditure under the Bio-Tech agreement in connection with software we no longer intend to use, and at least $300,000 in cash and $3.8 million in additional cash or stock for stock we have no right to acquire in connection with the Membership Interest Purchase Agreement, would have a material adverse impact on our financial condition and adversely impact our current business plans, including our current expansion plans.

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and out stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product and service enhancements and new products and services.  These products and services are relatively untested, and we cannot assure you that we will achieve market acceptance for these products and services, or other new products and services that we may offer in the future.  Moreover, these and other new products and services may be subject to significant competition with offerings by new and existing competitors in the business of dispensing regulated pharmaceutical products. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products, services or enhancements could seriously harm our business, financial condition and results of operations.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our machines by consumers. Although we believe that the use of dispensing machines in the United States is gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

If we are able to expand our operations, we may be unable to successfully manage our future growth.

Since we initiated product sales in 2010, our business has grown significantly.  This growth has placed substantial strain on our management, operational, financial and other resources.  If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources.  Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals.  In addition, we will need to expand the scope of our infrastructure and our physical resources.  Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

We primarily depend on a single product for our revenue.

Although we generate revenue through our consulting services and have acquired and developed new products that we intend to market going forward, currently we primarily rely on the sale of our Medbox machine and related consulting services for our revenue.  We do not have a broad portfolio of other products that we could rely on to support our operations if we were to experience any difficulty with the manufacture, marketing, sale, or distribution of the Medbox machine.

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer insurance.  Our lack of D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

From time to time we may be subject to litigation, including potential stockholder derivative actions.  Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time.  To date we have been unable to obtain directors and officers liability (“D&O”) insurance to cover such risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company.  While we are attempting to obtain such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur.  While neither Nevada law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Nevada law.  Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity.  Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income or any other measure to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to sell our products and services to new customers.  Our future operating results will depend upon many other factors, including:

     - the level of product and price competition,

     - our success in expanding our business network and managing our growth,

     - our ability to develop and market product enhancements and new products,

     - the timing of product enhancements, activities of and acquisitions by competitors,

     - the ability to hire additional qualified employees, and

     - the timing of such hiring and our ability to control costs.

We may be unable to adequately protect or enforce our patents and proprietary rights.

Our continuing success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties.  We currently have a license with respect to one U.S. patent, one related Canadian patents and four other patents pending relating to our retail medicine machine business.  We also have an additional four issued patents and five patent applications owned by our recently acquired wholly-owned subsidiary Vaporfection International, Inc.  We cannot assure you that these patents will be held valid if challenged, or that other parties will not claim rights in or ownership of our patent and other proprietary rights.  We also cannot assure you that our pending patents will be issued.  Moreover, patents issued to us or those we license patents from may be circumvented or fail to provide adequate protection.

We do not have and independent board of directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists solely of current executive officers, which means that we do not have any outside or independent directors.  The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.  For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks.  Furthermore, the lack of independent directors creates the potential for conflicts between management and the diligent independent decision making process of the Board.  In this regard, our lack of an independent compensation committee presents the risk that our executive officers on the Board may have influence over his/their personal compensation and benefits levels that may not be commensurate with our financial performance.  Furthermore, our lack of outside directors deprives our company of the benefits of various viewpoints and experience when confronting challenges we face.  With solely officers sitting on the Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

We depend upon key personnel, the loss of which could seriously harm our business.

Our operating performance is substantially dependent on the continued services of our executive officers and key employees, in particular, Dr. Bruce Bedrick, our Chief Executive Officer, and P. Vincent Mehdizadeh, our Chief Operating Officer and the founder of MDS and developer of the Medbox.  We believe Dr. Bedrick and Mr. Mehdizadeh possess valuable knowledge about and experience in the alternative medicine market, as well as a history of success helping our clients through the licensing process, and that their knowledge and relationships would be difficult to replicate.  We have not entered into an employment agreement with either Dr. Bedrick or Mr. Mehdizadeh and, although we are considering doing so, have not acquired key-person life insurance on either such executive officer.  The unexpected loss of the services of Dr. Bedrick or Mr. Mehdizadeh could have a material adverse effect on our business, operations, financial condition and operating results, as well as the value of our common stock.

Requirements associated with being a reporting public company will require significant company resources and management attention.

Once the registration statement of which this prospectus is a part is declared effective by the SEC, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies.  We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company.  These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems.  We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting.  However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals.  We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

Various herbal drugs dispensed by our products are subject to numerous governmental regulations and it can be costly to comply with these regulations and to develop compliant products and processes.

Various herbal medicines dispensed by our products are subject to rigorous regulation by the U.S. Food and Drug Administration, and numerous international, supranational, federal, and state authorities. The process of obtaining regulatory approvals to market a drug or medical device can be costly and time-consuming, and approvals might not be granted for future products, or additional indications or uses of existing products, on a timely basis, if at all. Delays in the receipt of, or failure to obtain approvals for, future products, or new indications and uses, could result in delayed realization of product revenues, reduction in revenues, and in substantial additional costs.   In addition, no assurance can be given that we will remain in compliance with applicable FDA and other regulatory requirements once clearance or approval has been obtained for a product. These requirements include, among other things, regulations regarding manufacturing practices, product labeling, and advertising.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our business, and we cannot predict the impact that future regulations may have on us.

Local, state and federal medical marijuana laws and regulations are broad in scope and they are subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter one or more of our sales or marketing practices. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition.

In addition, it is possible that regulations may be enacted in the future that will be directly applicable to Medbox and our products.  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.  These potential effects could include, however, requirements for the revisions to our products to meet new standards, the recall or discontinuance of certain products, or additional record keeping and reporting requirements.  Any or all of these requirements could have a material adverse effect on our business, financial condition, and results of operations.

Our management controls a large block of our common stock that will allow them to control us.

As of the date of this prospectus, members of our management team and affiliates beneficially own approximately 91% of our outstanding common stock and all 3,000,000 outstanding shares of our preferred stock, each of which is convertible into five shares of common stock and votes with the common stock on an as-converted basis.  As such, management owns approximately 92.2% of our voting power.  As a result, management will have the ability to control substantially all matters submitted to our stockholders for approval including:

a)           election of our board of directors;

b)           removal of any of our directors;

c)           amendment of our articles of incorporation or bylaws; and

d)	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

Risks Related to the Offering and Our Common Stock

Our stock price has been extremely volatile and our common stock is not listed on a stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock as has been extremely volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors.  Further, our common stock is not listed on a stock exchange, nor do we currently intend to list the common stock on a stock exchange.  An active public market for our common stock currently exists but may not be sustained.  Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

Among the factors that could affect our stock price are:

▪	industry trends and the business success of our vendors;
▪	actual or anticipated fluctuations in our quarterly financial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors;
▪	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
▪	announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors;
▪	regulatory and legislative developments;
▪	litigation;
▪	general market conditions;
▪	other domestic and international macroeconomic factors unrelated to our performance; and
▪	additions or departures of key personnel.
The offering is not underwritten and there is no minimum offering requirement.

We are selling the shares of our common stock offered hereby directly on a best efforts basis and without the assistance of an underwriter.  Because the offering is not underwritten by a broker-dealer on a firm commitment basis, there can be no assurance that all, or even a substantial number, of the shares of common stock we are offering hereby will be sold.  If we do not sell all of the shares we are offering hereby, we could be required to raise additional capital earlier than we would if we did sell all of the shares we are so offering.

The offering price per share of our common stock offered under this prospectus may not be indicative of the value of future price of our common stock and, therefore, may not be realized upon any future disposition of your shares of our common stock.

Because there is currently no active trading market for our common stock, our board of directors established the offering price for the common stock based on factors it considered appropriate, including recent trading prices for the common stock and its analysis of the Company’s future prospects.  See “Determination of the Offering Price.”  The mid-point of the offering price range, $18.00 per-share, represents 100 times our reported tangible common book value per share at October 30, 2013 and may or may not be considered the fair value or intrinsic value of our common stock to be offered in the offering.

Also, as noted above there is no underwriter involved in the offering.  When an underwriter is involved, the offering price in an offering typically reflects market forces at work because the underwriter works with the issuer to price the offering, based on factors that include demand for the shares from securities dealers and the underwriter’s analysis of the issuer’s financial performance.  Although imperfect and expensive, this process provides some protection that the offering price is the market price.

If you purchase shares in the offering, you may not be able to sell them at or above the offering price.  The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.  Publicly traded often experience substantial market price volatility.  These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.  Accordingly, we cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the offering price.

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time.  While most of these shares are held by two of our principal stockholders, who are also executive officers, and we believe that such holders have no current intention to sell a significant number of shares of our stock, if either of these principal stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

Further, the market price of our common stock could decline as a result of the perception that such sales could occur.  These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.  Assuming all shares offered herby are sold, after the consummation of this offering we will have 32,750,375 shares of common stock outstanding on a fully diluted basis (i.e. assuming conversion of all outstanding shares of Series A Preferred Stock and outstanding warrants to purchase up to an additional 275,854 shares.  All shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares that are held or acquired by our affiliates, as that term is defined in the Securities Act.

Purchasing shares of our common stock through this offering will result in an immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock.  Therefore, if you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.  See “Dilution.”

In addition, in connection with our recent purchase of Vaporfection International, Inc. we are obligated to issue additional shares of common stock based on the operating results of this subsidiary and the closing trading prices of our common stock as of the calculation date; since there is no cap on the number of shares we may be required to issue the potential issuance is unlimited, although we don’t expect that we will be required to issue a material amount of shares pursuant to this obligation.  See “Our Business—Recent Acquisition of Vaporfection International, Inc.”  Furthermore, if we raise additional capital by issuing new convertible or equity securities at a lower price than the initial public offering price, your interest will be further diluted.  This may result in the loss of all or a portion of your investment.  If our future access to public markets is limited or our performance decreases, we may need to carry out a private placement or public offering of our common stock at a lower price than the initial public offering price.  In addition, newer securities may have rights, preferences or privileges senior to those of securities held by you.

There is a limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.

Our common stock is not listed on a stock exchange and is traded only sporadically.  We do not intend to apply to list our shares of common stock on an exchange in connection with this offering or in the foreseeable future, although we may seek to work with a market maker to have our common stock listed on the Over-the-Counter Bulletin Board.  An active trading market for shares of our common stock may never develop or be sustained following this offering.  Persons purchasing shares in the offering may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the offering price even if a liquid trading market does develop.  This limited trading market for our common stock also may reduce the market value of our common stock.  Before purchasing you should consider the limited trading market for our shares and be financially prepared and able to hold your shares for an indefinite period.  See “Market for Common Stock, Dividend Policy and Related Stockholder Matters.”

While we may attempt to have our common stock listed on the Over-the-Counter Bulletin Board, there is no assurance that we will be able to do so.  Even if our common stock is listed on the Over-the-Counter Bulletin Board, the Bulletin Board, and the Pink tier of the OTC Markets Group quotation system where the common stock is currently traded, are markets with less liquidity and fewer buyers and sellers than stock exchanges such as The NASDAQ Stock Market LLC and the New York Stock Exchange.  If an active trading market for our stock does not develop, you may not be able to sell your shares in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price.  The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the stock.  When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.  For these reasons, our common stock should not be viewed as a short-term investment.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our articles of incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders.  The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock.  Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders.  In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates).  We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant.  Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

We have broad discretion to use the net proceeds from the offering and our investment of those proceeds may not yield favorable returns.

We will have broad discretion over the use of the net proceeds of the offering and may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.
Although this prospectus generally describes the use of the proceeds of the offering, we will have broad discretion in determining the specific timing and use of the offering proceeds.  Until utilized, we anticipate that we will invest the net offering proceeds in liquid assets.  We have not made a specific allocation for the use of the net proceeds.  Therefore, we will have broad discretion as to the timing and specific application of the net proceeds, and investors may not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds, and we may spend the proceeds in a manner that stockholders do not deem desirable.  Our application of the net proceeds of the offering may not ultimately improve our operating results or increase the value of your investment.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in Medbox and could depress our stock price.

Our articles of incorporation authorize 100,000,000 shares of common stock, of which 14,750,375 are currently outstanding, and 10,000,000 shares of preferred stock, of which 3,000,000 shares are currently outstanding, and our Board of Directors is authorized to issue additional shares of our common stock and preferred stock.  Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Further, our shares do not have preemptive rights, which means we can sell shares of our common stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares.  Therefore, any additional sales of stock by us could dilute your ownership interest in our company.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward- looking statements as defined by federal securities laws.  For this purpose, forward- looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by such statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  For these statements, we claim the protection of the “bespeaks caution” doctrine. Such forward-looking statements include, but are not limited to:

•
statements regarding our anticipated financial and operating results, including anticipated sources of revenues, how many machines we expect to sell during 2013, when we expect to begin to receive continuing maintenance revenues with respect to our in-service machines and anticipated filling of existing backlog orders during the balance 2013;

•	statement regarding anticipated future sources of revenues;
•	statement regarding management’s expectation with respect to our acquisition of Vaporfection International, Inc. producing more significant revenues during the third quarter of 2013;
•	statements regarding our goals, intensions, plans and expectations, including the introduction of new products and services and markets and locations we intend to target in the future;
•	statements regarding the anticipated timing and impact of our pending acquisitions;
•	statement regarding our expectation with respect to the potential issuance of performance shares in connection with our acquisition of Vaporfection International, Inc.; and
•	statement with respect to having adequate liquidity.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	negative changes in public sentiment towards acceptance of the use of alternative medicines, or community resistance to the establishment of alternative medicine clinics;
•	changes in the pace of legislation legalizing the use of medical marijuana;
•	other regulatory developments that could limit the market for our products and services;
•	our ability to successfully integrate acquired entities;
•	competitive developments, including the possibility of new entrants into our primary market with growing acceptance of the use of medical marijuana;
•	the loss of key personnel; and
•	other risks discussed in this document.

All forward-looking statements in this document are based on information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward-looking statements other than as required by law.

USE OF PROCEEDS

Because the offering is a best efforts offering, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares offered hereby.  We will not receive any proceeds from the sale of the 575,950 shares of common stock being offered for resale by the selling stockholders, however, if the warrants for which the common stock we are registering the resale of are exercised, of which there is no guarantee, we will receive gross proceeds of $478,500.  For purposes of this table, we used $18.00, the midpoint of the range set forth on the cover page of this prospectus, as the per-share offering price.

		10%		50%		100%

Gross offering proceeds		$5,250,000		$26,250,000		$52,500,000
Estimated expenses of the offering	$		$		$
Net proceeds from the offering,	$		$		$

We intend to use the net proceeds of the offering: (i) to expand the marketing of our existing products and services; (ii) to expand our product lines, including further development and marketing of our new products, initially our Rx line of products including Lockbox Rx and Sample-Safe, and acquiring additional licenses to enhance our existing products or develop new products; (iii) research and development, including the development of new products; and (iv) for working capital and other general corporate purposes, including purchasing inventory, general corporate purposes, retirement of debt, and possible new acquisitions. The funds from the offering will be allocated proportionally amongst the aforementioned   items.

We have not quantified plans for use of the offering proceeds for each of the foregoing purposes.

Our management will have broad discretion over the uses of the net proceeds from this offering.  Pending these uses, we intend to invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

DETERMINATION OF THE OFFERING PRICE

We currently expect the offering price to be between $16.00 and $20.00 per share of our common stock for the shares of stock being offered by us pursuant to this prospectus.  The selling stockholders may sell the shares from time to time at the market price quoted on the OTC Market Groups Quotation System at the time of offer and sale, or at prices related to such prevailing market prices, in negotiated transactions or in a combination of such methods of sale directly or through brokers.

The offering price of the common stock has been arbitrarily determined by our board of directors and bears no relationship to any objective criterion of value.  The price does not bear any relationship to the Company’s assets, book value, historical earnings or net worth.  In determining the offering price, the board of directors considered such factors as recent trading prices of the common stock, the board’s perception of our future prospects, past and anticipated operating results, present financial resources and the likelihood of selling the shares of common stock offered hereby.  Accordingly, the offering price should not be considered an indication of the actual value of the Company or the common stock.

The mid-point of the offering price range, or $18.00, represents 100 times our reported tangible common book value per share at October 30, 2013 and may or may not be considered the fair market value of our common stock on that date or any date relevant hereto.  As noted above you should not consider the offering price as an indication of value of Medbox, Inc. or our common stock.  You should not assume or expect that, after the offering, our shares of common stock will trade at or above the offering price in any given time period.  The market price of our common stock may decline during or after the offering, and you may not be able to sell the underlying shares of our common stock purchased during the offering at a price equal to or greater than the offering price.  You should obtain a current quote for our common stock before purchasing shares and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the offering.

DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after giving effect to this offering.

Our net tangible book value as of September 30, 2013 was $3,029,489, or $0.205 per share based on 14,750,375 shares of our common stock outstanding as of that date.  Historical net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets, or total assets less intangible assets, less our total liabilities.  Investors participating in this offering will incur immediate, substantial dilution.

After giving effect to:

(i) the sale of the 3,000,000 shares in this offering at the assumed public offering price of $18.00 per share:

(ii) the issuance of 15,000 shares of common stock  issuable upon full exercise of outstanding warrants held by the Selling Stockholders;

(iii) the issuance of 260,854 shares of common stock issuable upon full exercise of outstanding warrants held by security holders not listed as selling stockholders in this prospectus.

(iv) the conversion of 3,000,000 outstanding shares of Series A Preferred Stock into 15,000,000 shares of common stock;

And without taking into account any other changes in net tangible book value after September 30, 2013, our pro forma as adjusted net tangible book value at September 30, 2013 would have been approximately $78,508,250, or $2.375 per share.  This represents an immediate increase in pro forma net tangible book value of approximately $2.17 per share to our existing stockholders, and an immediate dilution of $22.625 per share to investors purchasing shares in the offering.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.  See “Risk Factors—We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders” and “—We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in Medbox and could depress our stock price.”

MARKET FOR COMMON STOCK, DIVIDEND POLICY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Pink tier of the OTC Markets Group quotation system (www.otcmarkets.com) under the trading ticker “MDBX.”  The trading price of our common stock has been extremely volatile. Further, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These kinds of broad market fluctuations may adversely affect the market price of our common stock.  For additional information, see “Risk Factors” above.

We have outstanding 3,000,000 shares of our Series A Preferred Stock, which are convertible into an aggregate of 15,000,000 shares of our common stock, and warrants to purchase up to 275,854 shares of our common stock.  There are no other outstanding securities convertible into shares of our common stock, or warrants or options outstanding that are exercisable for shares of our common stock.

The following table sets forth the quarterly high and low sale prices of our common stock for the two most recent fiscal years and the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as reported on the OTC Market Groups quotation system.

	High Sale	Low Sale
Fiscal Quarters	Price	Price

First Quarter 2011	$0.00	$0.00
Second Quarter 2011	$1.50	$0.75
Third Quarter 2011	$1.24	$0.75
Fourth Quarter 2011	$1.24	$1.24
First Quarter 2012	$3.00	$1.24
Second Quarter 2012	$3.00	$2.50
Third Quarter 2012	$3.00	$0.03
Fourth Quarter 2012	$215.00	$2.75
First Quarter 2013	$98.00	$25.10
Second Quarter 2013	$29.50	$25.50
Third Quarter	$39.00	$23.5

As of November 11, 2013, there are approximately 415 holders of record of our common stock.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no equity compensation plans.  However, we may have to issue additional shares of common stock in the future in connection with our acquisition of Vaporfection International, Inc. based on the financial performance of this subsidiary through March 31, 2017.  See “Our Business—Recent Acquisition of Vaporfection International, Inc.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.  In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this prospectus.

Fair Value of Financial Instruments:  Pursuant to ASC No. 825, Financial Instruments, we are required to estimate the fair value of all financial instruments included on our balance sheets.  The carrying value of cash, accounts receivable, other receivables, inventory, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Cash and Cash Equivalents:  We consider all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Inventory:  Inventory is valued at the lower of cost or fair market and consists of finished goods.  Inventory deposits are prepayments for the manufacture of dispensary machines.

Accounts Receivable and Doubtful Accounts:  We are subject to credit risk as we extend credit to our clients (customers).  We extend credit to our customers, mostly on an unsecured basis after performing certain credit analysis.  Our typical terms are net 30 days.  We periodically review the creditworthiness of our customers and provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on our assessment of the current status of individual accounts.  Accounts still outstanding after we have used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Revenue Recognition:  We recognize revenue in accordance with ASC 605, Revenue Recognition. Revenue is recognized when all the criteria have been met:

• Persuasive evidence of an arrangement exists.
• The products and services have been provided to the customer.
• The fee is fixed or determinable.
• Collectability is reasonably assured.

Revenue is recognized for dispensary units at the time of shipment.  Revenue for construction and consulting services is recognized as the Company completes the respective contracts.  Our contracts are short-term, typically 60 to 90 days before completion.  Provisions for discounts and rebates to customers, if any, and estimated returns and allowances are provided for in the same period the related revenue is recognized.   Deferred revenue shall not be recognized as revenue. Instead, backlog revenue shall be accounted for and recognized as revenue as milestones are achieved.

Cost of Revenues:  Our cost of revenue consists primarily of expenses associated with the delivery and distribution of our products and services.  These include expenses related to the manufacture of our dispensary units, construction expense related to the customer dispensary site selection and establishment of licensing requirements, and consulting expense for the continued management of the dispensary unit.  server equipment, rent expense, energy and bandwidth costs, and support and maintenance costs.

Income Taxes:  We account for income taxes under the asset and liability method.  We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The components of the deferred tax assets and liabilities are classified as current and non-current based on their characteristics.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

As noted above, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.  This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Overview

We provide medicine dispensing technology to clients who are involved in dispensing alternative medicine and conventional pharmaceuticals to end-users.  Our systems provide control, accountability, and security.  Since inception we have focused primarily on the medical marijuana marketplace.  Based upon unsolicited inquiries from interested institutional entities we came to understand our technology could be applied to the broader pharmaceutical marketplace.  While most individuals associate drug dispensing with pharmacies, whether freestanding or within a hospital setting, numerous other environments dispense pharmaceuticals and these organization, from urgent care facilities to drug rehabilitation, to hospice, to physician offices, to assisted living centers, to prisons, must wrestle with ways to make drugs available but control their distribution.  Certain common pharmaceuticals are frequent targets for theft and misuse.  Our products and services are directed to help these facility operators gain greater control over these drugs while allowing dispensing in a more economical and controlled manner.

We primarily generate revenues from the sale of our medicine dispensing system and refrigerated add-on device and the initial consulting services we provide to startup alternative medical marijuana clinics.  While monthly maintenance and recurring consulting fees have been waived to date for existing completed contracts, beginning in January 2014 we expect that we will earn fees from ongoing maintenance and consulting services provided to the purchasers of our machines.  The continued success of our primary business depends on states continuing to legalize the use of marijuana for medical purposes and, equally importantly, such states and the individual localities in such states, to the extent required by the applicable state legislation, adopting a corresponding process to license alternative medicine clinics to dispense the medical marijuana, as well as continuation of the current federal policy of not enforcing the federal prohibition on the use of marijuana in states that have legalized it.

Our current revenue model consists of the following income streams:

1.  Gross profit margins on dispensary unit sales.  We realize a gross profit margin per Medbox machine sold.  Medbox machines retail for $25,000 for each machine (including the POS system).  To date all sales have been system sales that include a refrigerated unit that works with the Medbox which retails for $15,000.

2.  Consulting fee revenues.  This revenue stream accounts for a significant portion of our current and anticipated future revenues.  In jurisdictions where there is intense competition for a limited number of licenses, we believe the Medbox model, with its incorporated security measures, promotes a distinct advantage in the application selection process in the states where an applicant is graded on the ability to demonstrate compliance.

3.  Continuing maintenance revenue.  Beginning in January 2014, we expect to begin billing for monthly ongoing support and equipment maintenance of varying amounts between $75 up to $495 per month per location in which our machines are installed, based on geographic area.  These services include consulting, marketing support, and equipment maintenance.

Results of Operations

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Financial Summary

Net income increased $224 thousand, or 215.7%, to $328 thousand during the year ended December 31, 2012, from $104 thousand during the year ended December 31, 2011, as a result of a decrease in cost of sales and interest expense and a slight increase in revenues, partially offset by higher general and administrative expenses and an increase in income taxes.

Our revenues increased a modest 2.4%, to $3.53 million, during the year ended December 31, 2012 compared to revenues of $3.44 million during the year ended December 31, 2011, but we experienced a strong increase in our backlog during 2012; the dollar amount of orders we believed to be firm as of December 31, 2011 and 2012 was $0 and $673 thousand, respectively; all backlog orders at December 31, 2012 were subsequently filled during 2013.  The increase in backlog during 2012 contributed to a strong quarter ending March 31, 2013. We also experienced stronger margins and lower operating costs during the year ended December 31, 2012.

Revenue

Total revenue during 2012 and 2011 consisted of revenues from system sales and revenues from the provision of consulting services.  As noted above, revenues for the year ended December 31, 2012 increased to $3.53 million, or 2.4% above revenues of $3.44 million for the year ended December 31, 2011.  This increase is attributable to an increase in revenues from systems sales, partially offset by a decrease in consulting revenues.  Revenues from system sales increased $240 thousand, or 15.8%, to $1.76 million during the year ended December 31, 2012 compared to systems sales revenues of $1.52 million during the year ended December 31, 2011.  This was due to an increase in the number of Medbox machines (both base Medbox machines and the refrigerated add-on unit) sold - to 54, during the year ended December 31, 2012, up from 36 Medbox machines sold during the year ended December 31, 2011.

Consulting revenue decreased $114 thousand, or 6.1%, to $1.77 million during the year ended December 31, 2012 compared to consulting revenues of $1.89 million during the year ended December 31, 2011.  As discussed further below, however, $673 thousand in consulting fees originated in 2012 were recognized as consulting revenue during the first quarter of 2013.

Revenues attributable to system sales accounted for 49.9% and 44.2% of total revenues, and consulting and dispensary location build-out revenues accounted for 50.1% and 55.8% of total revenues, during the years ended December 31, 2012 and 2011, respectively.

While revenues increased only modestly during the year ended December 31, 2012, revenue-generating activity expanded during 2012, the results of which we recognized during the first quarter of 2013.  At December 31, 2011 we reported no deferred revenue.  At December 31, 2012 we had signed contracts and commenced work for $673 thousand of consulting services, but did not reach the critical milestones to trigger the ability to classify the services as complete and recognize this revenue.  We recognized this revenue in the first quarter 2013 when the milestones were reached.  In addition, due to various market issues (primarily legislative delays) beyond our control, we provided $345,000 of voluntary discounts to certain clients during 2012.  While these discounts had a negative impact on revenue during the year ended December 31, 2012, the impacted clients re-engaged us for additional services that generated revenues of approximately $340 thousand during the quarter ended March 31, 2013.

As discussed in “Our Business,” below, we require service contracts for our installed user base as an adjunct to our system sales.  To date, our systems have experienced low service needs and therefore, should this continue, we would enjoy a strong profit margin on these subscription-type revenues, which are generally a function of the number of systems installed.  As discussed above, we have chosen for a period of time to waive the service fees that would generate service revenues as a “good will” gesture to our customers while their new businesses begin operations.  Our installed systems base increased from 52 machines (with each Medbox and the optional refrigerated unit counting as two machines) at December 31, 2011 to 106 machines in service at December 31, 2012.  We expect to sell 75 Medbox machines during the year ended December 31, 2013.  At December 31, 2012 we had 53 consulting clients under contract in the states of California, Arizona, Connecticut, Washington, Colorado, and Massachusetts.  Twenty of these clients have been awarded licenses and 33 are in the pre-license application phase to establish alternative medicine clinics.  All clients awarded a license are under contract to purchase a Medbox machine with refrigerated add-on and approximately 50% have contracted  to  have us facilitate the building of their dispensary, with the remainder having the option to do so.

A breakdown of the components of our total revenue during the years ended December 31, 2012 and 2011 appears below:

Year Ended December 31:	2012	2012	2011	2011
Total Revenues	$3,525,636	100%	$3,441,870	100%
Attributable to Systems	$1,760,000	49.9%	$1,520,000	44.2%
Attributable to Consulting and Dispensary Location Build-out	$1,765,636	50.1%	$1,880,000	55.8%
Attributable to Maintenance	$0	0%	$0	0%
Attributable to Other	$0	0%	$0	0%

Cost of Sales

Our cost of sales includes systems costs for our systems sales and construction, build-out, licenses, and permits for our consulting activities.  Our cost of sales decreased both in actual dollars to $1.3 million and as a percent of revenue to 37.3% during the year ended December 31, 2012 compared to 3.4 million and 52.6%, respectively, for the year ended December 31, 2011.  This decrease was the result of identifying lower priced vendors for third party services such as construction, zoning attorney assistance, and related services. Cost of sales concerning the equipment we sell revolves around manufacturing cost which is fixed. Cost of sales relative to our consulting services and site build-out are relegated to employee cost.  Material changes affecting cost of sales period after period may be increased manufacturing costs, permitting and build-out costs, and employee salaries.

Operating Expenses

Selling, general and administrative expenses, which we refer to as “operating expenses,” consist of all other costs incurred during the year other than cost of sales as discussed above.  Our operating costs increased $190 thousand, or 13.2%, from $1.4 million during the year ended December 31, 2011 (41.9% of revenue) to $1.6 million during the year ended December 31, 2012 (46.3% of revenue), primarily as a result of an increase in bad debt expense, as well as increases in various components of other general and administrative expenses, partially offset by decreases in the other components of operating expenses.  Other areas where we experienced material changes in operating costs during 2012 are discussed below.

Selling and marketing expenses increased slightly, by $6 thousand, or 12.0%, to $63 thousand during the year ended December 31, 2012.  Advertising costs decreased from $171 thousand during the year ended December 31, 2011, equivalent to 5.0% of revenue, to $77 thousand during the year ended December 31, 2012, equivalent to 1.7% of revenue.  Advertising costs decreased during 2012 because we relied more on referrals and word-of-mouth advertising from our existing clientele.  This decrease was offset by an increase in sales commissions to independent contractors in the amount of $63 thousand.  General and administrative expenses, the various components of which are discussed below, increased from $747 thousand (21.7% of revenue) during the year ended December 31, 2011 to $967 thousand (27.4% of revenue) during the year ended December 31, 2012.

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Equipment rental expense, which consists of banner stands and related materials we use for trade show displays, decreased from $60 thousand during the year ended December 31, 2011, equivalent to 1.7% of revenue, to $3 thousand during the year ended December 31, 2012, equivalent to 0.1% of revenue, as a result of Company representatives attending fewer trade shows in 2012 due to the fact that we had an established corporate presence in the market, rendering attendance at trade shows less necessary for our overall marketing strategy.

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Legal and accounting expense increased from $95 thousand during the year ended December 31, 2011, equivalent to 2.7% of revenue, to $154 thousand during the year ended December 31, 2012, equivalent to 3.4% of revenue.  This increase is primarily attributable to legal and accounting costs associated with preparing our Form 10 registration statement for filing with the SEC and other preparations to become an SEC reporting company.  We expect these costs to remain elevated during 2013 as we continue this process, and to remain above 2011 levels going forward as a result of our anticipated status as an SEC reporting company.

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Outside service expense increased from $61 thousand during the year ended December 31, 2011, equivalent to 1.8% of revenue, to $114 thousand during the year ended December 31, 2012, equivalent to 2.5% of revenue.  This increase was attributable generally to application preparation, zoning permits and monies spent on securing and maintaining rental payments for Arizona clients while their facilities were being built-out.

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Rent expense increased from $125 thousand during the year ended December 31, 2011, equivalent to 3.6% of revenue, to $223 thousand during the year ended December 31, 2012, equivalent to 4.9% of revenue.  The increase was attributable to additional office space required to house increased marketing, sales, and management departments and multiple virtual (unmanned) offices nationally and internationally opened during 2011 and 2012.

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Bad debt expense increased from zero during the year ended December 31, 2011 to $418 thousand during the year ended December 31, 2012.  The 2012 bad debt expense was attributed to contracts that were terminated due to state law being challenged in Arizona. The clients signed new contracts in the third quarter of 2012 when it was clear that state law would not prevent services from being rendered.

Other Expenses Items

Professional fees, consisting of independent contractor salaries and bonuses to salespeople, decreased from $626 thousand during the year ended December 31, 2011, equivalent to 18.2% of revenue, to $573 thousand during the year ended December 31, 2012, equivalent to 16.3% of revenue.  These fees decreased during 2012 because we reduced independent contractor salaries as a result of minimized hours while tasks were accomplished more efficiently, as well as decreases in salesperson bonuses.  We expect these fees to increase in 2013 as a result of the filing of our registration statement of which this prospectus is a part.

Depreciation increased slightly from $13.6 thousand (0.4% of revenue) during the year ended December 31, 2011 to $29.9 thousand (0.8% of revenue) during the year ended December 31, 2012.

Taxes increased 453.8%, from $44 thousand (an effective 29.9% tax rate) during the year ended December 31, 2011 to $245 thousand (an effective 42.8% tax rate) during the year ended December 31, 2012.  The increase in both the amount of taxes paid and effective tax rate is due to the Company entering a higher tax bracket and thereby having an increased tax liability due to increased net income.

Net Income

As a result of the above, factors, net income increased $224 thousand, or 215.7%, from $104 thousand (3.0% of revenue) during the year ended December 31, 2011 to $327 thousand (9.3% of revenue) during the year ended December 31, 2012.

Quarter Ended June 30, 2013 Compared to Quarter Ended June 30, 2012

Financial Summary

Revenue increased $380 thousand or 46%, to $1.20 million during the quarter ended June 30, 2013, from $820 thousand during the quarter ended June 30, 2012, as a result of increased sales of both our Medbox machines and our consulting and location build-out services.

We experienced a net loss of $249 thousand during the quarter ended June 30, 2013 from a net profit of $85 thousand during the quarter ended June 30, 2012.  This change was primarily attributed to higher cost of sales related to construction costs related to certain Arizona properties under contract, higher legal and accounting fees associated with obtaining audits and accountant’s reviews in additional to costs incurred in litigating Arizona license issues during the quarter, offset by the tax benefit of the losses.

Revenue

Total revenues during the quarters ended June 30, 2013 and 2012 consisted of revenues from system sales, location build-outs and consulting service fees which are bundled together in a single offering to clients.

Cost of Sales

Cost of sales increased to $677 thousand during the quarter ended June 30, 2013 from $373 thousand during the quarter ended June 30,, 2012, as a result of increased costs related to the build-out of locations for our clients, additional sales of our Medbox machines and costs related to zoning and site acquisition during the 2013 quarter.  Cost of sales as a percentage of revenues increased to 56.6% during the quarter ended June 30, 2013 from 45.5% during the quarter ended June 30, 2012, as a result of higher construction costs incurred in the quarter ended June 30, 2013 related to the Arizona location build-outs.

Operating Expenses

Operating expenses increased $677 thousand, or 213%, to $933 thousand during the quarter ended June 30,, 2013 from $298 thousand during the quarter ended June 30, 2012.

Selling and marketing expenses increased $118 thousand or 268%, to $162 thousand during the quarter ended June 30, 2013 compared to $44 thousand during the quarter ended June 30, 2012.  This increase was primarily a result of increased emphasis on promotion of the company’s services and the increase in sales related travel over the comparative quarter.

Legal and accounting expenses increased $196 thousand, or 594%, to $229 thousand during the quarter ended June 30, 2013 compared to $33 thousand during the comparable 2012 period, primarily as a result of increased accounting and legal expenses during the 2013 quarter as a result of the Company having its financial statements audited and legal expenses of counsel in connection with its preparation and filing a registration statement on Form 10 with the SEC in April 2013 and its later filing of the Form S-1.

General and administrative expenses, increased $307 thousand, or 131%, to $541 thousand during the quarter ended June 30, 2013, from $234 thousand during the quarter ended June 30, 2012.   This increase in addition to the Legal and Accounting expense increase mentioned above also reflects significantly higher professional fees and officer salaries in the 2013 period over the comparable 2012 period.

Income Taxes

The provision for income taxes changed to an income tax benefit of $170 thousand during the quarter ended June 30, 2013 compared to an income tax expense of $61 thousand during the quarter ended June 30, 2012, as a result of the decrease in income before the provision for income taxes for the quarter ended June 30, 2013.

Balance Sheet Analysis

March 31, 2013 Compared to December 31, 2012

Assets

At March 31, 2013, our current assets exceed current liabilities by a ratio of 2.3:1 and with minimal long-term debt; our current assets exceed total liabilities by a 2.2:1 ratio.  Our cash on hand and accounts receivable are sufficient to cover all of our current liabilities by a ratio of 1.8:1.  As we enjoy strong margins on our consulting services, we have tended to generate substantial cash from operations and have not historically been growth inhibited due to operating capital constraints.

Our total assets increased 22.8%, to $4.3 million at March 31, 2013 from $3.5 million at December 31, 2012.  This increase was attributable primarily to the following asset categories:

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Cash and cash equivalents increased by $17 thousand or 1.6%, remaining at $1.0 million at both March 31, 2013 and December 31, 2012, as of result of profitable operations which resulted in $544 thousand of cash provided by operations and continued cash raised from stock sales which provided an additional $1.3 million of cash during the quarter.  These increases to cash and cash equivalents were partially offset by the use of $24 thousand to purchase furniture and fixtures for our West Hollywood, California headquarters location, $1.5 million for the use of cash advances toward investments in Vaporfection International, Inc., Bio-Tech Medical Software, Inc. and MedVend Holdings, LLC. and $415 thousand to pay off the note payable to Mr. Mehdizadeh.

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Accounts receivable decreased by $942 thousand, or 43.9%, to $1.1 million at March 31, 2013 from $2.1 million at December 31, 2012 as a result of collections of all of the December 31, 2012 accounts receivable and the collection of current quarter sales activity during the quarter.  Our accounts receivable generally consists of payments owed by clients to whom we have provided services; payment is due for said services 30 days after completion.  As of March 31, 2013, we have accounts receivable with approximately 17 clients, 11 of which originated during quarter ended March 31, 2013.  The March 31, 2013 accounts receivable balance included 6 accounts that had balances aggregating $326,000.  Of the $326,000 the Company collected $241,000 during Q2 related to these accounts and is working with the remaining 2 customers on payment of their remaining balances. There are no specific balances that are significantly more than others.  Since the end of March 31, 2013 we have collected approximately $600,000 related to the March 31, 2013 accounts receivables with delays due primarily to local ordinance delays impacting the opening of facilities in the San Diego market, the slow payments from 2 customers that were carryovers from 2012 and a single customer that owes the Company approximately $95,000 that we are working with to get periodic payments. At present, we have no accounts receivables that we deem uncollectible.

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Inventory includes actual physical inventory and deposits made with the supplier for inventory of which we have not yet taken possession.  Inventory increased $89 thousand, or 23.7%, to $467 thousand at March 31, 2013 from $378 thousand at December 31, 2012 as additional deposits were made with the supplier and additional inventory units which we used for demonstrating to potential clients were deployed in our domestic locations during the first quarter of 2013.

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Advances on equity investments were $1.5 million at March 31, 2013 and zero at December 31, 2012.  The equity investment figure at March 31, 2013 consisted of advance payments of  (i) $500,000 pursuant to our investment in Bio-Tech Medical Software, Inc. (“Bio-Tech”), (ii) of $$375,850  pursuant to our investment in Vaporfection International, Inc. and (iii) $600,000 pursuant to our investment in MedVend Holdings, LLC.  We subsequently completed the purchase of Vaporfection International, Inc. in April 2013.  We have not closed the transactions with Bio-Tech and MedVend Holdings and are currently trying to terminate these transactions.  See “Our Business—Recent Acquisition of Vaporfection International, Inc.” and “Our Business—Other Recent Acquisition Agreements.”

Liabilities

Total liabilities decreased by $923 thousand, or 42.9%, to $1.2 million at March 31, 2013 from $2.2 million at December 31, 2012.  The decrease is attributed to the changes in the following liability categories:

Accounts payable and accrued expenses decreased $105 thousand, or 32.2%, to $220 thousand at March 31, 2013 from $324 thousand at December 31, 2012.  This reduction was primarily due to the increased payments to creditors as we had additional cash resources as a result of the collection of the existing accounts receivable and the additional stock sales during the quarter.

Income taxes payable and deferred income taxes payable had a combined increase of $168 thousand, or 68.2%, to $413 thousand at March 31, 2013 from $246 thousand at December 31, 2012.  The increase is related to the payment of income taxes related to our profitable operations in 2012 and the first quarter of 2013.

Deferred revenue decreased $553 thousand, or 82.2%, to $120 thousand at March 31, 2013 from $673 thousand at December 31, 2012 due to the completion of the remaining revenue recognition elements of a few contracts as of the end of 2012.  The deferred revenue of $120 thousand at March 31, 2013 relates to remaining work related to San Diego California area contracts.

Related party note payable decreased $429 thousand, or 49.4%, to $440 thousand at March 31, 2013 from $869 thousand at December 31, 2012.  This decrease is due to payments made during the quarter as required by the loan agreement.  The related party did not charge us any interest on the loan during its existence.  The loan was fully paid in the second quarter of 2013.

December 31, 2012 Compared to December 31, 2011

Assets

Our total assets increased 598.0%, to $3.5 million at December 31, 2012 from $0.51 million at December 31, 2011.  This increase was attributable primarily to the following asset categories:

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An increase of $985 thousand in cash and cash equivalents, which were $1.02 million at December 31, 2012 compared to $42 thousand at December 31, 2011.  29.2% of our net assets at December 31, 2012, are in cash and cash equivalents.  Cash and cash equivalents increased dramatically during 2012 as a result of our raising money through stock sales during the fourth quarter of 2012.

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$2.1 million of accounts receivable at December 31, 2012, compared to no accounts receivable at December 31, 2011).  This asset represents 58.4% of total assets at December 31, 2012.  The reason for the large accounts receivable balance at year-end was due to delays in implementing the Arizona law authorizing alternative medical clinics as it was challenged in court by its governor.  Inventory, consisting primarily of systems on hand, increased from $100 thousand at December 31, 2011 to $377 thousand at December 31, 2012.

Our accounts receivable generally consists of payments owed by clients to whom we have provided services; payment is due for said services 30 days after completion.  At December 31, 2012, we had accounts receivable with approximately 17clients.  At December 31, 2012, we had one client that had a balance of $500,000 and another with a balance of $315,000 that were subsequently collected.  Other than these there were no specific balances that were significantly more than others. Currently, we have outstanding $85,000 in remaining unpaid receivables from December 31, 2012, relating to two clients. The Company is working with the respective clients to receive the remaining amounts outstanding. The Company believes all amounts are collectible and no valuation reserve is required.

At December 31, 2011, we had no accounts receivable.  We attribute the increase in accounts receivable at December 31, 2012 to an increased amount of contracts that became due upon milestones being reached as opposed to 2011 where products and services were not provided until funds were received.  As discussed, in 2012, litigation that we were not directly involved with but that was pertinent to us receiving funds on our contracts was successfully resolved.  Specifically, delays in implementing the Arizona law authorizing alternative medical clinics was challenged in court by its governor.  We had done much of the work with clients to set up clinics prior to the challenge, but did not collect when due because of the pending challenge.  After year-end the court dismissed the case and we received what we were owed in full in connection with these contracts during the first quarter of 2013.

Liabilities

Total liabilities increased from $161 thousand at December 31, 2011 to $2.2 million at December 31, 2012, while current liabilities increased from $121 thousand at December 31, 2011 to $2.13 million at December 31, 2012.  These increases are attributable to changes in the following liability categories.

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Accounts payable and accrued expenses increased to $324 thousand, equivalent to 9.2% of total assets, at December 31, 2012, compared to $46 thousand, equivalent to 9.1% of total assets, at December 31, 2011.

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Taxes payable (current and deferred) increased to $246 thousand, equivalent to 7.0% of total assets, at December 31, 2012, compared to $53 thousand, equivalent to 10.4% of total assets, at December 31, 2011.

•	As discussed above, deferred revenue was $673 thousand, which was equivalent to 19.2% of total assets, at December 31, 2012. We had no deferred revenue at December 31, 2011.

•	Related party notes payable at December 31, 2012 was $869 thousand, equivalent to 24.7% of total assets. We had no notes payable at December 31, 2011.

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Current portion of long-term debt decreased to $16 thousand, equivalent to 0.4% of total assets, at December 31, 2012, compared to $22 thousand, equivalent to 4.3% of total assets, at December 31, 2011.

•	Our long term liabilities decreased to $25 thousand, equivalent to 0.7% of total assets, at December 31, 2012, compared to $40 thousand, equivalent to 7.8% of total assets, at December 31, 2011.

Total liabilities of $2.15 million represent 61.3% of total assets at December 31, 2012.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations and proceeds from stock sales.  Our business model related to our existing consulting business relies significantly on the know-how of our management team and its staff to be successful in acquiring licenses and business locations for our clients.  Since a majority of the revenue from this business is related to services we provide, the timing of receiving the cash as indicated in the individual contracts has a significant effect on our cash flows.  In addition, our overall profitability is impacted by the number of consulting contracts we are able to secure as well as on the avoidance of significant legal and outside professional costs that can occur in the process of fulfilling our obligations under each consulting contract.  In the case of our consulting business we make milestone payments to our Medbox machine supplier based on where the machines are in their procuring process.  This arrangement requires periodic cash outlays but avoids large disbursements at any one time helping to smooth our cash outflows.

As a result of our acquisition of Vaporfection International, Inc., going forward we expect to incur additional up front inventory requirements in order to fulfill distribution channel order requirements.  However, we expect to be able to ship product to most customers on terms that provide either payment in advance, cash on delivery or payment within 15 days of delivery.  Management expects to begin to see a more significant level of revenue from this acquisition in the third quarter of 2013.

 In addition to cash flows from operations, management intends to continue to raise additional capital through stock sales in order to provide additional working capital to expand the operations of our current businesses at an accelerated pace.  If necessary, we also believe we could raise capital though debt offerings to fund our liquidity needs.  We do not intend to use traditional bank financing to fund our liquidity needs.

We believe we have adequate sources of liquidity to fund our short-term and long-term needs.

See additional information on Long-term Debt and Related Party Transactions on Notes 4 and 5 of the Consolidated Financial Statements. A summary of our Long-term debt was $40,008 and $24,460 for 2011 and 2012, respectively. A summary of our related party transactions are: a stock buy-back in a subsidiary on April 10, 2012; a stock buy-back in a subsidiary on May 5, 2012; and a stock swap between the company and a subsidiary occurring on January 1, 2012.

We have no material commitments for capital expenditures as of September 30, 2013.

Cash Flow

There were no material changes in the consolidated statement of cash flows during the pertinent periods.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

OUR BUSINESS

Business Overview and Subsidiaries

Medbox, Inc. is a Nevada corporation.  We currently operate through seven wholly-owned subsidiaries:

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Prescription Vending Machines, Inc., a California corporation, dba Medicine Dispensing Systems in the State of California (“MDS”), which distributes our Medbox product and provides related consulting services discussed further below;

•	Vaporfection International, Inc., a Florida corporation through which we distribute our medical vaporizing products and accessories pursuant to a recent acquisition;
•	Medicine Dispensing Systems, Inc., an Arizona corporation, which provides our consulting services in Arizona;
•	Mini-Storage Solutions, Inc., a California corporation that produces and will market our Safe Access Storage Locker product;
•	Medbox Rx, Inc., a California corporation that produces and will market our Rx product line including Lockbox Rx and Sample-Safe;
•	Medbox, Inc., a California corporation that is currently inactive and which has the same name as the Company; and
•	Medbox Leasing, Inc., a California corporation that is currently inactive.

MDS developed the Medbox™ patented biometric medicine dispensing machine designed to confirm patient identification through a biometric verification system prior to dispensing medicine to authorized patients.  The Medbox also has an optional companion machine for dispensing refrigerated products.

Medbox features patented systems that dispense herbal and prescription medications to individuals based on biometric identification; while the related patent covers both fingerprint and retinal scan identification, the Medbox currently uses only fingerprint identification.  While currently used only  in alternative medicine clinics, this system allows such facilities as well as pharmacies, assisted living facilities, prisons, hospitals, doctors’ offices, which facilities we intend to market to in the future, to help manage employee possession of sensitive drugs. In a retail environment typical in most alternative medicine clinics, the system also allows these clinics to document that the user is a registered patient and that the patient has a valid and unexpired authorization from a physician to possess and use the medicine dispensed.  Each transaction is tracked internally for accounting and compliance purposes.  Patient information is all kept securely onsite, and is not online as the software is completely self-supportive and does not require an Internet connection.

Medbox, through MDS, also offers consulting services to the pharmaceutical industry.  We also offer turnkey consulting services to individuals seeking to establish alternative medicine clinics.  These services include site selection, permitting, design, full build-out, and licensing.  Medbox does not engage in the production, sale, or marketing of any products dispensed through our machines.  We provide systems and equipment to the final distribution point of consumer pharmaceuticals in addition to certain consulting services.

MDS provides consulting services primarily to individuals and groups seeking to establish new clinics, often in jurisdictions that have recently passed legislation concerning the availability of alternative medicines (principally, medical marijuana).  In general, soon after legislation is introduced in a particular state the media provides extensive coverage, interested operators commence preliminary due diligence, consultants become familiar with the legislation and local (state) issues, and once the legislation is passed there is often a deluge of prospective clinic operators, consultants, and industry participants jockeying for position within the local market.

The public is often concerned about regulation and safety and the media normally focuses heavily on this issue.  Medbox, Inc. often garners substantial media attention on this issue.  We believe that this attention helps us establish our local credibility and that credibility helps our competitive position with respect to our lucrative consulting business.  Consulting customers who establish clinics through Medbox are contractually obligated to purchase a Medbox dispensing system, consisting of a climate controlled medicine dispensing machine and a refrigerated secondary machine for storage of additional products, for their new clinic.  Since introduction of the Medbox, MDS has provided consulting services to over 150 startup clinics, all of which have acquired Medbox machines and/or point of sale systems. In 2010 and 2011, MDS sold POS systems separately from Medbox machines.  As of January 2012, we have included the POS system with any machine sold and have discontinued selling the POS system separately.

Pursuant to the recent acquisition discussed below, we also sell a line of medical vaporizers.

Corporate History

We were originally incorporated on June 16, 1977 in the State of Nevada as Rabatco, Inc.  In May 2000 we changed our name to MindfulEye, Inc.  At that time, MindfulEye was in the business of operating self-serve kiosks where consumers could download movies onto a flash drive.  Although MindfulEye had continuous operations and non-cash assets, revenues through the operation of the kiosks were minimal.  That business has since been discontinued.  On November 25, 2011, P. Vincent Mehdizadeh, the founder of MDS and creator of the Medbox, purchased 5,421,500 shares of common stock of the Company, after which he owned 50% of the outstanding shares of common stock of the Company.  On August 30, 2011, in anticipation of the transaction discussed below, we changed our name to Medbox, Inc. to better reflect our current business operations.

Pursuant to a Stock Purchase Agreement between Medbox, Inc. and PVM International, Inc. (“PVMI”) dated as of December 31, 2011, pursuant to two separate closings held on January 1, 2012 and December 31, 2012, the Company acquired from PVMI all of the outstanding shares of common stock in (i) MDS, (ii) Medicine Dispensing Systems, Inc. (our Arizona subsidiary), and (iii) Medbox, Inc. (our California subsidiary that is currently inactive), in exchange for two million shares of the Company’s common stock and a $1 million promissory note.  The promissory note has been paid in full.

PVMI is an entity wholly owned by P. Vincent Mehdizadeh.  It is a separate entity from our subsidiary, MDS.

MDS is a for-profit corporation organized on February 15, 2008, under the laws of the state of California.  Mr. Mehdizadeh, MDS’ founder, developed the Medbox.  MDS has been a profitable and operating business both prior and subsequent to this transaction.

In August 2012, Mr. Mehdizadeh purchased the remainder of the outstanding shares of the Company in a private transaction and transferred such shares to a holding company named Vincent Chase, Inc., controlled by Mr. Mehdizadeh at the time.  As the controlling owner of the Company, Mr. Mehdizadeh replaced the Company’s management with current management as discussed elsewhere in this document.  As of the date hereof, Vincent Chase, Inc., is beneficially owned by Mr. Mehdizadeh.

Recent Acquisition of Vaporfection International, Inc.

On March 22, 2013, we entered into a Securities Purchase Agreement with Vapor Systems International, LLC, to acquire from it all of the outstanding shares of common stock of Vaporfection International, Inc., a wholly owned subsidiary of Vapor Systems International, LLC formed in contemplation of this transaction and to which Vapor Systems International, LLC subsequently transferred all its operations and assets, in exchange for warrants to purchase shares of Medbox, Inc. common stock, which warrants can be exercised at a later date at the election of Vapor Systems International, LLC.  The agreement was amended on July 5, 2013.

The closing of this acquisition took place on April 1, 2013.  Pursuant to this agreement, we issued Vapor Systems International warrants to purchase 260,864 shares of our common stock in exchange for the outstanding shares of Vaporfection International, Inc., which is now our wholly owned subsidiary.  The warrants have an exercise price of $.001 per share, subject to adjustment for stock dividends, subdivisions or combinations of the common stock, reclassifications and similar transactions.  The warrants are exercisable beginning on March 21, 2014 and are exercisable until April 1, 2018.  Pursuant to this agreement we also agreed to fund Vaporfection International’s operations with up to $1.6 million, of which Medbox has funded approximately $500,000 to date, for ongoing working capital purposes (which funds will remain within our control as the parent of Vaporfection International) and cancel an outstanding $50,000 promissory note executed by Vapor Systems International to Medbox, Inc. as lender.

Vapor Systems International is limited in the amount of Medbox common stock it can sell during the 12-month period following the closing, or until April 1, 2014.

We also agreed to issue a number of “performance shares” of our common stock if the cumulative four-year EBITDA (earnings before interest, taxes, depreciation and amortization) of Vaporfection International, Inc. during the period March 23, 2013 to March 31, 2017 is at least 70% of $16,883,057.  If so, then we will issue additional shares of our common stock in an amount equal to such EBTIDA amount minus $7,597,376, divided by the average closing price of the common stock over the ten trading days preceding the date of the calculation, which will be April 1, 2017.  Therefore, there is no limit on the number of shares we may issue pursuant to the agreement as such number, assuming the EBTIDA figure is met, is based on trading prices and the final EBTIDA figure.  However, the following table estimates the number of shares we would be required to issue at various assumed average ten-day closing prices assuming the minimum EBTIDA requirement ($11,818,139) was met:

Average Ten-Day Closing Price	Number of Shares to be Issued
$25.00	168,830
$10.00	422,076
$5.00	844,152
$2.50	1,688,305
$1.00	4,220,763
$0.50	8,441,526

The EBITDA calculation will be made on an annual basis and, if the EBTIDA threshold is met or exceeded on any April 1st prior to April 1st,  2017, 25% of any shares due will be paid out that year, with the balance retained to serve as a carryover reserve provision for years with a shortfall in EBITDA earnings or fewer shares are due as a result in changes of the applicable closing price of the common stock.  Of any performance shares distributed, 70% will be issued to Vapor Systems International, LLC, and 20% to the management of Vapor Systems International, Inc. and 10% to Postma Realty Investments Management, Inc., an independent contractor of Vaporfection International, Inc.  The final amount of shares due to be issued will be calculated on April 1, 2017 using the final EBTIDA and ten-day closing price on such date, with any shares issued to date deducted from the final number of shares to be issued pursuant to the agreement.

Finally, Medbox, Inc. agreed to pay $175,000 in cash and issue a warrant to purchase 5,000 shares of Medbox common stock to Amir Yomtov, the inventor of certain patents used by Vapor Systems International, in order to settle ongoing litigation between Mr. Yomtov and Vapor Systems International.  Mr. Yomtov is also restricted in the amount of shares he can re-sell during any monthly period as set forth in the agreement.

We have accounted for the acquisition of Vaporfection International Inc. by the purchase method. The 260,854 warrants provided as part of the consideration were valued at $4.77 each or $1244274.  No value was attributed to the performance shares as the view from management was that the probability of attaining the performance benchmarks were considered remote.  The excess of the purchase price over the value of the assets acquired was recorded to Goodwill.  The company engaged a 3rd party valuation company to value the transaction and assign the purchase price to the tangible and intangible assets acquired.

Through our new subsidiary Vaporfection International, Inc., we distribute of a line of medical vaporizing products including award winning Vaporfection vaporizers.  Awards won by the Vaporfection vaporizers include the High Times Magazine’s Cannabis Cup, Product of the Year – Best Vaporizer 2011 for the ViVape and Best Vaporizer, Kush Expo 2012, for the ViVape 2.  The Kush Expo is hosted by Monster Events, Inc., who bills it as “the world’s biggest Medical Marijuana Show.”

Our purchase of Vaporfection International included an inventory of the Vaporfection vaporizer.  Vaporfection’s patented designs using Vapor Glass™ and Vapor Touch™ technology, featuring laboratory grade “glass on glass” heating element, heating chamber airway, and touch screen temperature control provide a directed stream of pure heated air into the herb, which causes it to release its medicinal ingredient into the vapor.  The process virtually eliminates impurities and carcinogens from the medicating process, creating a vapor of only the purest, efficient and virtually odorless medical ingredient directly into the patient’s respiratory system.  This process allows for patients to ingest medicine in hospitals, treatment facilities, and even their homes, without disturbing others nearby.

Vaporfection currently has two flagship products, one of which is a handheld portable device called the MiVape that is undergoing product enhancements with a scheduled launch date of the latter part of 2013. Vaporfection’s only product in production at present is the ViVape 2 unit that is not handheld and is a more robust vaporizing system.

Other Recent Acquisition Agreements

We recently entered into agreements for two additional business partnerships which we anticipated would help us to develop a fuller range of products and services, however, we are attempting to rescind these agreements as discussed below.

Bio-Tech Medical Software, Inc.

On February 26, 2013, Medbox entered into (i) an Amended and Restated Stock Purchase Agreement and (ii) an Amended and Restated Technology License Agreement, with Bio-Tech Medical Software, Inc., a corporation that, according to information it provided to us, has developed a seed-to-sale tracking software system for biometric cannabis (marijuana) as well as a HIPAA compliant, SAS70 approved biometric e-prescribing technology that can help prevent “doctor shopping.”  Pursuant to the Stock Purchase Agreement, we agreed pay Bio-Tech $1.5 million in exchange for 833,333 shares of Bio-Tech’s common stock, with 1/3 of each issuance of common stock and the cash to Bio-Tech to be exchanged at three separate closings.  We also agreed to issue to Bio-Tech 700,000 shares of our common once they had two consecutive quarters of profitability after the execution of the Amended Stock Purchase Agreement.  At the first closing under the stock purchase agreement on February 26, 2013, we paid Bio-Tech $500,000 in exchange for 277,778 shares of Bio-Tech’s common stock; we paid Bio-Tech an additional $100,000 in June 2013.  The next two scheduled closings did not take place.  On June 26, 2013, we notified Bio-Tech that we were canceling these agreements with them due to a breach in a provision contained therein, and subsequently entered into negotiations with Bio-Tech to attempt to separate from our proposed business partnerships amicably.  Such negotiations were ultimately unsuccessful, and on August 30, 2013 we sued Bio-Tech to enforce our right to cancel the agreements as a result of Bio-Tech’s breach.  See “—Legal Proceedings” for additional information.

MedVend, LLC

On March 12, 2013, we entered into a Membership Interest Purchase Agreement with the holders (the “Sellers”) of 94.8% of the equity interests in MedVend Holdings, LLC, the holding company for MedVend, LLC (“MedVend”), a Michigan based bio-tech company that features a patented automated medicine dispensing machine used for traditional prescription pharmaceutical dispensing, and several related entities.  Pursuant to the agreement, we agreed to acquire 50% of the equity interests in MedVend Holdings in exchange for $4.1 million to be paid $300,000 in cash at closing and $3.8 million to be paid in either cash or our common stock on the 10th business day after the one-year anniversary of the closing (the “Subsequent Payment Date”),

As contemplated by the agreement, the parties agreed to form a new company, to be named MedVend, Inc., which will be owned 50% by Medbox, Inc. and 50% by the other holders of MedVend Holdings, and into which MedVend would transfer its assets and liabilities, and which will thereafter operate MedVend’s current business.

On May 7, 2013, we were served with a complaint entitled Envy Tech Fund, LLC vs. Darryl B. Kaplan, filed in the Michigan Circuit Court for the County of Oakland, Case #:  2013-133858-CKCK.  The complaint alleges that the Sellers did not have authority to enter into the transaction with us because the consent of the minority stockholders was required.  We have obtained a dismissal from the action and attempted to negotiate with the Sellers to rescind the Membership Interest Purchase Agreement based on the fact that the Sellers did not have the power and authority to enter into the agreement as they had represented therein.  Such negotiations were not successful, and on May 8, 2013, we filed suit against the Sellers to rescind the Membership Interest Purchase Agreement.  See “—Legal Proceedings” for additional information.

Patents Related to our Business

Patent Number US 7,844,363 B1

There is one U.S. patent related to the Medbox system, Patent Number US 7,844,363 B1, which is for a medicine dispensing system that allows for safe and secure access for patients that require medicine, while still giving clinic operators a powerful tool to help with inventory control and medication management. The machine limits abuse and insures all patient data is securely kept onsite, at the pharmacy location, via computer-based application. The patent, which expires in November 2028, is owned by PVMI and exclusively licensed to Medbox, Inc. for the duration of the patent, on a payment basis to PVMI of $1 per year.

The text for this patent is as follows:

“The present invention relates to the idea of enabling an individual to conveniently purchase herbal medications and prescription medicines from specialized machines. The system provides for the individual to be processed through a central database to be certain that the item being purchased has been legally authorized by an appropriate medical authority such as a licensed physician and has provided appropriate verification to confirm that the individual who is receiving the medication is the correct individual. The present invention enables the individual to conveniently purchase the medication from a machine.”

PVMI has four additional patents pending for our dispensing and storage systems for dispensaries, urgent care centers, pharmacies, assisted living centers, prisons, hospice care facilities, and doctors’ offices. One such patent is an application that seeks to expand on the existing issued patent discussed above.  We have entered into an exclusive licensing agreement with PVMI with respect to these and any other patents issued in the future with respect to our products on a payment basis to PVMI of $1 per year for each issued and pending patent.

US Patent Number D677,774

Through Vaporfection International, Inc., we own both national and international patents on the Vaporfection vaporizers’ unique design and heating assembly.   This patent was granted on March 12, 2013 and expires in November 2027.

New Products

We have developed the following new products which will expand our product line beyond the Medbox and the Vaporfection vaporizers.  We expect these products to be manufactured by the same companies and under the same arrangements as our Medbox machine, as discussed below.

Safe Access Storage Lockers

These systems can be used by medium to large mail-order chains, which is our target market for this product, for the retrieval of retail goods by their customers.  Similar storage systems have recently been implemented by large chains such as Amazon to improve shipping logistics to consumers.  These storage lockers are placed in chain retail stores (supermarkets, mini-marts, etc.) and consumers are given the option of having their items shipped or picking their items up at a nearby location by inputting a secure pin-code at one of these storage systems.  Our system can be accessed through the use of pin-code or fingerprint recognition.

Lockbox Rx (a/k/a Lockbox Express)

This system provides pharmacies, our target market for this product, with a mechanism to allow their customers to pick up their medications, quickly and conveniently, 24 hours a day.  This system consists or a series of lockers hooked up to a central kiosk.  In order to use this system, a pharmacy client simply pre-registers at the pharmacy, one time, to use the system in the future; when the customer subsequently visits that pharmacy, the Lockbox Rx storage system will recognize the customer through biometric recognition and an identification card that includes the customer’s credit card information.  Thereafter, when the customer’s prescription order is ready, the customer will receive a text message that their order is ready, along with suggestions or coupons for complimentary products if appropriate, which the customer can add to their order using the pharmacy’s web site.  Then, the customer visits the pharmacy at their convenience and proceeds directly to the Lockbox system.  Once the system has verified the customer’s identity, a temporary use lockbox is unlocked and the customer’s medication, pre-loaded by the pharmacist, along with their additional order, if any, is ready for retrieval.  The cost of the medicine and other products ordered is charged to the customer’s credit card that was put on file during the registration process.  The Lockbox Rx can be used for any prescription medication as well as over-the-counter medicines and other pharmacy products.

Sample-Safe

Our target market for this wall-mounted unit is doctors’ offices, where, according to recent media reports, samples of prescription medications that have been provided to the office by pharmaceutical companies are often misappropriated by office staff.  The unit offers strict inventory control through the use of biometrics and an internal record keeping system designed to be unalterable by office staff.  The system also notifies the pharmaceutical companies when samples are in limited supply for restocking purposes.  We intend to market this product to pharmaceutical companies as a cost-effective means to control inventory and communicate critical real-time data about restocking needs.

We are very excited about the introduction of these new products as additions to the Medbox family.  We have developed a working prototype for each of these products and have commenced manufacturing of a limited number of these new products, which we will use for demonstration and initial sales.  We are still developing the distribution channels for these new products.

Like the Medbox system, these new products will have an initial purchase price but the purchaser will also be required to purchase a maintenance contract from us.  Because these products are for traditional medications, however, they will not include a legal consulting component and therefore the monthly fees will be lower than the monthly maintenance fees associated with the Medbox.  We have not, however, set the prices of our new products or the companion maintenance agreements.

The Medicine Dispensing System:  The Medbox

The founder of MDS conceived of the Medicine Dispensing System, which we call the Medbox, in 2007.  In November 2007 he filed the patent application for the Medbox as discussed above, and finalized the current design of the Medbox in March 2010.

The Medbox machines are manufactured according to MDS’ patented design.  We have contracted with a manufacturer based in Corona, California to manufacture the Medbox.  The local manufacturer, AVT, Inc., which is controlled by Shannon Illingworth, one of our non-affiliate stockholders, has subcontracted the building of the physical machines to a manufacturer located in Spain.  We do not have a contractual relationship with the Spanish manufacturer.

Although we do not have a minimum order requirement, MDS typically purchases machines in lots of 26 units shipping via an intermodal shipping container.  The machines are shipped from the Spanish sub-contractor to the local manufacturer, which then installs the biometric and card reader equipment as well as the touch-screen interface.   Shipping and related costs are undertaken by our Corona, California manufacture, who also arranges for shipping to the U.S. and to the location of the dispensary/purchaser upon our instructions.

The raw materials required for our machines are fungible and readily available from a multitude of sources.  We also believe that we would be able to find a replacement or additional manufacturers if our current manufacturer was unable to continue to manufacture our products or keep up with demand.

Our agreement with the manufacturer prohibits the manufacturer from producing any machine competitive with the Medbox, and provides that the sub-contractor must be prohibited from manufacturing any competitive machine for the U.S. market.  When MDS receives an order for a Medbox, it contacts the local manufacturer, who installs the customer-security related electronics (biometric and card reader) and then ships the machine to the end-user.  Installation is completed by the local manufacturer according to MDS specifications.  The lead time for ordering machines is three weeks (order to arrival of the shipping container).  The lead time from sale of a machine to a customer until the machine is installed (installation of electronics, delivery to end-user, and set-up of machine) is usually six business days.

MDS has also developed more advanced electronic features for its Medbox family of products (security, control, and tracking).  Because MDS adds these features upon sale of a machine, an enhanced design can be seamlessly incorporated into the existing hardware inventory without disrupting inventory.  We believe this approach provides MDS with a distinct competitive advantage in its ability to remain on the leading edge of technology. This approach further allows MDS to design technological improvements that can easily be retrofitted to existing installed machines.

The Medbox is intended for herbal medications and prescription medications.  As further discussed below, our primary target market for the Medbox system is alternative medicine (medical marijuana) clinics.  Currently we market the Medbox for the control and dispensing of medical marijuana.  We only market this product in states that have regulatory systems in place to license alternative medicine clinics; thus we do not market in states that have de-criminalized the possession of medical marijuana if they have not put a licensing mechanism in place for clinics.  In such states we assist our consulting clients with procuring licenses and otherwise operating in compliance with the relevant regulations as well as outfitting their clinics with our Medbox technology.  In the clinics in states with these regulations, the Medbox machines sit behind the counter and are at the control of the clinic employee as an inventory management and compliance tool.  While the Medbox machine can be used to dispense medicines to individual patients on a self-service basis, based on practical considerations, such as public sentiment, we currently do not offer that configuration to our clients.  We believe, however, that in the future as the public becomes more comfortable with herbal medications, such self-service use by consumers may become common.

While we have not actively marketed to other facilities, we have been contacted by the Washington State Department of Corrections and in response to their request have submitted a bid to place Medbox machines in their prisons state-wide to assist in the dispensing and control of traditional pharmaceuticals.  Depending on the success of this bid we may consider more actively marketing to prison systems in the foreseeable future.

A conventional temperature-controlled Medbox machine retails for $25,000.  Sales terms with customers are a 50% deposit with order and 50% upon delivery.

MDS offers a second machine as an add-on to the basic Medbox machine that can hold up to ten units of 35 different items, is refrigerated and is used for refrigerated medible products (i.e. food items that contain marijuana).  This system sells for a retail price of $15,000.  The 26 machine quantity per order discussed above can be a combination of both systems as MDS determines.  Sales terms remain 50% up front and 50% upon installation.  The additional refrigerated machine can only be used in conjunction with the main Medbox machine and not separately.

Purchasers of a Medbox are required to purchase a maintenance contract from MDS.  Pursuant to the maintenance contract purchasers receive from MDS state and local licensing support and technical support for a monthly fee (we have waived such fees to date but these fees will cease to be waived beginning in January 2014).  The monthly maintenance fee is $79 a month for customers who purchased a Medbox prior to July 1, 2011 and ranges from $295 to $495, depending on the purchaser’s geographic location, for all other customers.  The terms of our standard maintenance contract provide that the contract remains in place as long as the clinic that purchased the Medbox remains open.  If the clinic closes, MDS has the first right to repurchase the Medbox machine for a discounted price set forth in the contract that is based on how long the machine has been in service.

The Point-of-Sale System

We used to sell the point of sale system as an addition to the Medbox.  The POS system consists of a monitor, keyboard, credit card reader, and computer with interface.  Beginning January 1, 2012, this equipment comes standard with every Medbox machine purchased.  The POS connects to the Medbox and dispenses medicine at the control of an operator.  This eliminates handling of product and provides better inventory control and reduced product shrinkage.

These systems are manufactured according to MDS’ patented design, are far smaller and are not purchased in container lots but instead, in lots of ten systems.  The cost to MDS is $1,000 per system.  The retail price was formally $2,500 but as noted above the POS system is now included at no extra charge with each Medbox machine.

Consulting Services

Alternative Medicine Clinics

Through MDS and, in Arizona, Medicine Dispensing Systems, Inc., we offer consulting services to individuals in established alternative medicine territories as well as newly emerging states that have recently enacted legislation allowing the use of alternative medicine.   At September 30, 2013 we had 53 consulting clients under contract in the states of California, Arizona, Connecticut, Washington, Colorado, and Massachusetts.  As of the date of this prospectus, 20 of these clients have been awarded licenses and 33 are in the pre-license application phase to establish alternative medicine clinics.

Through our consulting services we assist clients in opening an alternative medicine clinic.  We provide persons that want to open an alternative medicine clinic comprehensive assistance through the entire clinic opening process, including legal advice through an outside contracted legal services provider, licensing, permitting, zoning hearings, public relations and marketing, site selection, negotiation with landlords and designing and equipping the clinic.

In Arizona, for example, we generated over $1.2 million in consulting revenues in less than four months from January 2011 through April 2011. In August 2012, we realized an additional $1.3 million in receivables once the permitting process was finalized in Arizona and our clients were awarded licenses to operate alternative medicine clinics.  This model is being duplicated in other states on a going forward basis.

On a turn-key clinic product, which we offer in states that have a state regulated permitting process, we collect $50,000 for our general consulting services, $40,000 for a set of machines (Medbox with POS and refrigerated add-on unit), and $60,000 for other store equipment, furniture, displays, and interior construction / leasehold improvements.  In general, we typically realize a gross profit on these transactions of $72,500 from the consulting fees/build-out and $21,500 from the Medbox system sales.

Pharmaceutical Industry

Through Medbox Rx, Inc. we offer consulting services to entities in the pharmaceutical industry, principally chain pharmacies.  Such services focus on alternative methods of storage of pharmaceutical products and networking with medical providers and pharmacies in order to increase distribution and sales.  While currently we do not have any consulting clients in the pharmaceutical industry, we are currently marketing these services  and believe that there is great potential in this area.

Turn-Key Dispensing Facility

We charge a flat $150,000 fee for establishing an operating dispensary, broken down as follows:

Price
Package Price	$150,000
Consulting and Legal	$50,000
Build-out	$60,000
Medbox System, including optional Medible add-on and POS	$40,000

Regulatory Requirements

While we are not required to obtain governmental approval in connection with the manufacture and sale of our products, establishing an operating dispensary requires governmental approval, usually at the local and State level.  This is obtained through a complex licensing process that is newly adopted by the states in almost all cases, which we navigate on behalf of our clients.

Sales Channels

As discussed above, our primary target market for the Medbox and our related products and services are alternative medicine clinics.  MDS currently advertises its products and services via internet advertising to entrepreneurs seeking to establish a clinic.  MDS’ advertisements can be found at our web site www.thedispensingsolution.com and in print magazine ads such as Entrepreneur Magazine and Culture Magazine.  The information at our web site should not be considered a part of, and is not incorporated by reference into, this document.

MDS also promotes its machines to existing clinic operators via direct mail and advertising (both print and online).

After initial contact is made by a potential client, the Medbox sales team gives an orientation as to the different products and services we offer. Typically a meeting is scheduled for a live demonstration of our products at one of our offices.

Historic Sales Review

During the 36 months ended December 31, 2012, MDS sold over 98 Medbox machines, including both base machines and the optional refrigerated add-on unit.  During that time we also sold 53 POS Systems, which we no longer sell separately.

The Prescription Dispensing Market

As further discussed above our secondary market, which we intend to develop in the future, is doctors’ offices, pharmacies, assisted living facilities, prisons, urgent care facilities and hospice care facilities that are interested in being able to dispense traditional prescription medications.  For pharmacies this could be during off-hours or even during regular hours when the pharmacy wants to offer customers a self-service option, for example, to bypass a long line.  As an example, our Lockbox Rx machine would allow a pharmacy customer to visit the store after the pharmacy counter is closed and, using an identification card and pre-established verification retrieve their medication from our Lockbox Rx system. A physician who prescribes a fair amount of a particular group of medications could have a Medbox machine on site that can dispense the medications to nurses or assistants to dispense to patients, right at his or her office. The same model could be utilized at an urgent care facility, where medication management and patient convenience is a top priority.  This would eliminate the patient’s need to separately visit a pharmacy for their initial prescription and, therefore, provide greater convenience to the patient, while also generating a revenue stream for the healthcare service provider.  We believe these markets also provide an opportunity for us to market the technology we will acquire in connection with our pending acquisitions.

The Alternative Medicine Market

Our primary target market is alternative medicine (medical marijuana) clinics.  In addition to our Medbox technology, these clients are often very good prospects for our consulting services.

The development of the alternative medicine market is a function of state legislation.  As a result, while specific markets may not be currently available (a potential disadvantage), we can easily monitor the progress of legislation and know with some degree of certainty when new geographic markets will be coming on line.  This allows us to target our limited sales and marketing resources to those new markets.  In this way, we believe the current legislative environment works in our favor - if the whole country were currently a potential market our limited resources would result in an inability to effectively cover all potential market territories.  With limited markets open we can better cover those available territories and have the advantage that our Medbox product is often featured in the media during the legislative process prior to the opening of a new market.  We believe that this media coverage provides us with brand awareness and a certain level of credibility.  If the market was wide open – in other words, if all or most states in the U.S. had already passed alternative medicine statutes, we would likely not benefit from the free media coverage we have recently enjoyed.  Therefore, existing conditions of the slow roll-out of new states that become potential markets for our products favors our current position.

As noted above, we market the Medbox in states that have regulatory systems in place to license alternative medicine clinics.  So far ten states have implemented such licensing systems.  Of these states, we currently serve clients in Arizona, Connecticut, Massachusetts, California, Colorado, Nevada, Illinois, Oregon and Washington and consider these states our current primary target market.  We consider Michigan to be a secondary target market that we plan to target once that state adopts a dispensary licensing process in the near future.  We provide licensing and application support in states outside of California through phone, email, in-person client meetings when necessary, and also through the use of video-conferencing.  While we maintain physical offices in some of our target market states, most client matters are accomplished remotely.

In addition, based on the status of pending legislation in such states, we expect New York to pass such legislation in the next six months and become a primary market for us.

The Vaporfection Vaporizer Market

Our target market for our vaporizer products are patients who use inhaled medications.  We market our vaporizer products to distributors and customers alike through the use of social media, print ads, and online marketing channels.  We also market our vaporizer products directly to state licensed dispensaries for sale to their registered patients.

Competition – Dispensing Systems

We have competition in each product / service line and discuss each that we are aware of in turn below. We start with our flagship product, the Medbox.  Of course, we also compete with the traditional model for the dispensing of regulated medications, where a consumer purchases their medication at a pharmacy through a face-to-face transaction with pharmacy personnel.

The information in this section is based on publicly available information regarding the companies discussed.

InstyMeds Corporation
Minneapolis, Minnesota

InstyMeds offers the InstyMeds Prescription Medication Dispenser (“PMD”) and InstyMeds Prescription Writer.  The PMD is an automated, ATM-style dispenser of acute prescription medications that dispenses directly to patients at the point of care.  The system features a touch screen, credit card swipe, and a 24/7 patient assistant phone.  According to InstyMeds, as of December 2012, the PMD is sold in 34 states and has safely dispensed over one million medications to patients.  InstyMeds sells to conventional medical facilities including hospitals, clinics, surgery centers and urgent care facilities, and markets its system as a way for patients to quickly receive their initial prescription of acute care medications.  The Prescription Writer interfaces to the PMD and medication is dispensed.  We view this system as competitive with the Medbox in the physician market.  To our knowledge, InstyMeds has not pursed the alternative medicine market and, because their product dispenses medicine directly to patients, we believe their technology is not compatible with that market in the manner in which we currently target it, that is, by dispension through an operator as opposed to directly to patients. The PMD system does not possess biometric verification or a patient database as is proprietary through PVMI’s patent that we license for our products.

MedBox, LLC
Manchester, Missouri

MedBox, LLC was founded in July 2006 but remains in prototype development stage.  The firm’s intended market is pharmacies, physicians, pharmaceutical manufacturers and health insurance companies.  Similar to InstyMeds, MedBox, LLC seeks to provide immediate dispensing of prescriptions at the healthcare provider’s facility.  A central video monitor allows the patient to connect to and communicate with the pharmacist.  MDS has issued a cease and desist letter to MedBox, LLC, as to its usage of the term “Medbox” as Medbox is a registered trademark of MDS.  To our knowledge, MedBox, LLC has not pursed the alternative medicine market and for reasons similar to that discussed above, we believe their technology is not currently compatible with that market.  The system does not possess biometric verification or a patient database as is proprietary through PVMI’s patent that we license for our products.

QuigMedsTM
Malvern, Pennsylvania

QuigMedsTM, a division of Qmeds, Inc. and organized in late 2004, offers a vending machine for prescription medications.  The system can hold over 700 unit-of-use packages, prints labels and patient information documentation, uses a touch-screen device and operates on a closed, fully secure wireless network.  The system is designed for use by physicians and office staff and is not presently designed for direct patient use.  The QuigMedsTM system has two components – a dispensing cabinet and a stand-alone touch screen where orders are entered.  The firm’s target market appears to be medical practices and they focus on physician dispensing of prescription medications.  To our knowledge, this company has not pursed the alternative medicine market.  This product does not possess biometric verification or a patient database as is proprietary through PVMI’s patent that we license for our products.

Dispense Labs
Aliso Viejo, California

Dispense Labs is a company established in 2012 that offers a marijuana vending machine called “Autospense” that is consumer accessed and can operate 24 hours per day.  This company’s business model is different from ours in that it caters to dispensaries that need to provide 24-hour direct consumer access to product.  Therefore, we do not believe that this company is a threat to our business.  According to Dispense Labs, as of March 2013, the company has one machine currently operational.

Competition – Vaporfection Vaporizers

While there are a myriad of vaporizing products currently available in the marketplace, we do not believe there is one that closely resembles our Vaporfection line of products in design and overall functionality.  With our patent on our products in that space, we believe that we can assume profitable market penetration, and since our vaporizer product has a proprietary glass on glass heating assembly, we believe the product itself is unmatched in the industry.  Therefore, we do not believe any of the existing vaporizing products currently available are direct competitors for our vaporizer products.

Competition – Safe Access

Similar storage systems have recently been implemented by large chains such as Amazon to improve shipping logistics to consumers.  These storage lockers are placed in chain retail stores (supermarkets, mini-marts, etc.) and consumers are given the option of having their items shipped or picking their items up at a nearby location by inputting a secure pin-code at one of these storage systems.  We believe that our systems are superior in design and also offer increased security through the use of biometrics to verify identity of the user.

Future Goals

We believe that the Company is well positioned to be the leader in compliance and inventory control in many different industries.  We believe that while alternative medicine is an industry that desperately needs regulation, the prescription dispensing market is also in need of a standardized monitoring system that can help limit abuse.  We are committed to developing products that help limit abuse of pharmaceutical products across a multitude of industries while improving the standard of care for patients and consumers.

While we currently focus on sales in the United States, our long-range plans include marketing our products to other countries, principally Canada and Mexico.

Employees and Independent Contractors

We currently have eight full time employees.  We also use the services of 14 independent contractors.
These independent contracts perform the services of accounting/bookkeeping support, machine maintenance, software support, marketing assistance, and also project manager duties in various localities nationwide. In addition, most of our sales force is on independent contractor arrangements whereas they are paid 5% commissions on technology and consulting sales.

Research and Development

We estimate that we spent about $100,000 during each of the years ended December 31, 2011 and 2012 on research and development activities.

Properties

At present, we do not own any property.  We currently lease office space at:

•	8439 West Sunset Blvd., Suite 100 & 101, West Hollywood, CA 90069 (4,000 square foot office);
•	6700 Fallbrook Ave. Suite 289, West Hills, CA 91307 (1,500 square foot office);
•	445 Park Ave., 9th Floor, New York City, New York 10022 (virtual);
•	1 Dundas Street West, Suite 2500, Toronto M5G 1Z3, Canada (virtual);
•	100 Pall Mall, St. James, London SW1Y 5NQ, UK (virtual);
•	14F 1-2-1 Kinshi, Sumida-ku, 1300031 Tokyo, Japan (virtual);
•	57 Pratt Street, Floor #3, Hartford, CT 06103 (1,000 square foot office); and
•	7047 E Greenway Parkway, Suite 250, Scottsdale, AZ 85254 (1,000 square foot office).

Virtual offices allow for reduced rent while still having meeting room capabilities within the office building.  We may also receive mail at these addresses, but do not have a permanent staff at these locations.

Legal Proceedings

On May 22, 2013, Medbox initiated litigation in the Arizona District Federal Court against MedVend Holdings LLC, and its majority shareholders for fraud related to a contemplated transaction during the quarter ended March 31, 2013.  The litigation is pending and Medbox has sought cancellation of the agreement entered into for a 50% ownership stake in MedVend due to a fraudulent conveyance of the asset since, as discussed above, the shareholders did not have the power to sell their ownership stake in MedVend Holdings.

On August 30, 2013, Medbox initiated litigation in the US District Court of Southern Florida against Bio-Tech Medical Software, Inc., case number 13-617716.  The Company is seeking to terminate and unwind the Stock Purchase Agreement Technology License Agreement we entered into with them in February 2013 due to their breach of the agreement. The Bio Tech claim was made after the Company was informed that an executive with Bio Tech had disclosed confidential information and disparaged the Company in contravention of a written agreement between the parties. The Company notified Bio Tech that it was cancelling the parties’ agreements as a result. At the time, the Company anticipated that litigation with Bio Tech would occur in the third quarter of 2013 concerning the parties’ rights following the aforementioned cancellation. The Company anticipates that it will prevail in any dispute with Bio Tech concerning these matters, but is concerned that any resulting judgment against Bio Tech may not be immediately collectable. Management believes that the Company can afford the costs associated with resolving this dispute with Bio Tech and, however unlikely, without any material adverse effect on the Company’s operations event in the event of a loss.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Other than described herein, we are not involved in, or the subject of, any pending legal proceedings or governmental actions the outcome of which, in management’s opinion, would be material to our financial condition or results of operations.

MANAGEMENT OF MEDBOX, INC.

Executive Officers and Directors

The following table sets forth, as of the date of this registration statement, the name, age and positions of our executive officers and directors.

NAME	AGE	POSITION

Dr. Bruce Bedrick	44	Chief Executive Officer and Director

P. Vincent Mehdizadeh	34	Chief Operating Officer and Chairman of the Board, acting principal financial officer

The business background and certain other information about our directors and executive officers, as well our key employee, is set forth below:

Dr. Bruce Bedrick  – Chief Executive Officer, Director

Dr. Bruce Bedrick is a highly accomplished, versatile and respected Physician and business owner with over 15 years of diverse and innovative experience.  As a dynamic leader, he consistently achieves outstanding results in challenging environments while building and maintaining strong, loyal relationships with both colleagues and community members.  Dr. Bedrick offers the unique combination of hands-on administration that maximizes organizational effectiveness, operations-oriented leadership that ensures efficiency and people-oriented guidance that yields productivity.  Prior to joining the Company, Dr. Bedrick opened a chiropractic practice in 2008, which he managed until the Fall of 2010 when he sold his practice to pursue other business endeavors.

Dr. Bedrick joined MDS in the Fall of 2010 as its Chief Operating Officer.  He became CEO of Medbox, Inc. in December 2011 and has served as a Director since December 2011. As our CEO, Dr. Bedrick is responsible for managing our day-to-day operations, as well as overseeing our marketing and sales divisions.  He provides leadership at Medbox in the planning and implementation of all new strategic initiatives.  Dr. Bedrick has over 15 years experience in the healthcare field as a practitioner, consultant and executive.  He has successfully developed and operated several healthcare practices during that time.  A Philadelphia native, Dr. Bedrick earned his undergraduate degree from Ithaca College and his Doctorate from Western States Chiropractic College.

Our Board of Directors believes that Dr. Bedrick’s qualifications to serve as a Director of Medbox include his medical and business background, his development of healthcare practices in the past, as well as a wealth of knowledge about new business development gained as a result of years of prior business experiences.

P. Vincent Mehdizadeh – Chief Operating Officer and Chairman of the Board

Mr. Mehdizadeh founded MDS in February 2008 and served as our senior consultant from December 2012 until May 10, 2013, at which time he was appointed our Chief Operating Officer and Chairman of the Board.  Mr. Mehdizadeh is also acting as our principal financial officer following the departure of our former acting Chief Financial Officer on October 1, 2013.  The company he controls, PVMI, holds the 2010 patent which is the underlying technology of the Medbox.

Mr. Mehdizadeh was responsible for assembling the talented management core of Medbox, developing the concept behind the business model driving the revenue for the company, and also assists with seminars, media interviews, and public speaking engagements on behalf of the company.

Prior to December 2012, Mr. Mehdizadeh was the CEO and Founder of MDS.  Prior to founding MDS, Mr. Mehdizadeh was the Director of Client Relations for the following law offices at various times from 2003 through 2008:  Law Office of Donald J. Townley; Law Offices of Frank E. Miller; Law Offices of Thomas R. Lee; Rexford Law Group; and the Moheban Law Firm.

Our Board of Directors believes that Mr. Mehdizadeh’s qualifications to serve as a Director of Medbox include his experience and knowledge of our main product as the founder of MDS and the creator of the Medbox as well as his knowledge of the alternative medicine market as a result of such experience.

In 2007, Mr. Mehdizadeh was involved in the sale of his automobile to a private party.  The transaction terms were in dispute by the parties and Mr. Mehdizadeh pled no-contest to charging the vehicle purchaser’s credit card without express written consent.  The matter was resolved with Mr. Mehdizadeh receiving and successfully completing probation. Mr. Mehdizadeh has applied for an expungement of the record and is awaiting the outcome of that request, which should result in a deletion of the record.

During 2005-2008, Mr. Mehdizadeh was the non-attorney manager for a law firm.  In 2008 the supervising attorney whom clients had retained to handle their legal matters retired and left clients without representation.  The department of consumer affairs of Los Angeles investigated the matter and decided to recommend prosecution against Mr. Mehdizadeh and not Mr. Mehdizadeh’s attorney employer.  After a 15 count criminal complaint was filed in 2010, in order to avoid a trial and ongoing bad publicity, Mr. Mehdizadeh pled no-contest to two counts related to theft since money was accepted by the attorney and work had not been completed due to the attorney retiring. Mr. Mehdizadeh accepted the terms of the plea that called for probation and that once Mehdizadeh’s probation is complete, it was pre-negotiated that the record of the incident be deleted.  Mr. Mehdizadeh maintains his innocence and believes he was unfairly targeted.

There are no family relationships between any of our executive officers and Directors.

Key Employee

Thomas Iwanski – Accounting Consultant

Mr. Iwanski, age 55, joined Medbox on April 15, 2013 as the company’s accounting consultant.  We expect that Mr. Iwanski will become our Chief Financial Officer in January 2014.  Currently, Mr. Iwanski devotes a minimum of 40 per week to the Company.  His duties include accounting oversight and consultation concerning SEC compliance.  Mr. Iwanski has also been self-employed as a consultant specializing in corporate financing and operations improvement since September 2010.  Prior to joining Medbox, since May 2007, Mr. Iwanski served as Director and Chief Executive Officer of Live-Vu Communications, Inc., a company that specializes in turnkey telemedicine and telehealth solutions for hospitals, clinics, long-term care facilities and homes incorporating proprietary video technology.  From September 2006 through May 2007, Mr. Iwanski served as Chief Financial Officer of SyncVoice Communications, Inc.  From April 2005 through July 2006, Mr. Iwanski served as Senior Vice President, Corporate Secretary and Chief Financial Officer of IP3 Networks, Inc.  From February 2003 through April 2005 Mr. Iwanski served as a Special Advisor to the CEO of Procom Technology, Inc., where he played a prominent role in the development and implementation of business and financial strategies.  Mr. Iwanski has also served in various other positions, including Vice President Finance, Chief Financial Officer, Director and Secretary for a number of companies, including Cognet, Inc., NetVantage, Inc., Kimalink, Inc., Xponent Photonics, Inc., Prolong, Inc. and Memlink, Inc.  Mr. Iwanski also has approximately ten years of public accounting experience having worked for KPMG, LLP, as a Senior Audit Manager and a Certified Public Accountant. Mr. Iwanski received a Bachelor of Business Administration from the University of Wisconsin-Madison in 1980.  Mr. Iwanski also currently serves on the board of directors of Pacific Health Care Organization, Inc., a specialty workers’ compensation managed care company providing a range of services for California employers and claims administrators.

Executive Compensation

Summary Compensation Table

The following sets forth the compensation paid by MDS during 2012 and 2011 to our Chief Executive Officer and any other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2012 (the “named executive officers”); as of January 1, 2013, such officers are compensated directly by Medbox, Inc.

						Non-Equity	Nonqualified	All
Name and					Warrant /	Incentive	Deferred	Other
Principal				Stock	Option	Plan	Compensation	Compen
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	-sation(1)	Total

Dr. Bruce Bedrick	2012	$65,000	0	0	0	0	0	0	$65,000
Chief Executive Officer and Director	2011	$65,000	0	0	0	0	0	0	$65,000

Leila Guieb(2)	2012	$18,000	0	0	0	0	0	0	$18,000
Chief Financial Officer, Secretary and Director	2011	$18,000	0	0	0	0	0	0	$18,000

P. Vincent Mehdizadeh	2012	$180,000	0	0	0	0	0	$230,706	$410,706
Senior Consultant	2011	$85,000	0	0	0	0	0	$100,000	$185,000

(1)  Consists of payments to Vincent Chase, Inc., wholly owned by Mr. Mehdizadeh except for the period of April to May 2013, for Mr. Mehdizadeh’s services to the Company.
(2) Ms. Guieb resigned from her position with the Company to move overseas on October 1, 2013.

Mr. Mehdizadeh received a substantial increase in his salary during 2012 as he voluntary accepted a lower salary during 2011 while continuing to get Medbox off the ground.  Operations allowed for an increased salary during 2012.

None of our named executive officers held options or other unvested equity awards as of December 31, 2012.

Compensation of Directors

We currently do not compensate our directors for their service as directors. In the future, we may compensate our directors with cash compensation and for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.

Related Party Transactions

We previously had an outstanding note with PVMI, a California corporation wholly owned by Mr. Mehdizadeh, in connection with the sale of MDS to Medbox, Inc.  The note was issued on January 1, 2012 for an original amount of $1 million and began paying interest of 10% on January 1, 2013.  The note contained a maturity date of December 31, 2012, which was voluntary extended by oral agreement of the parties to June 30, 2013 and has since been satisfied in full.  In addition, on January 1, 2012, we issued to PVMI 2,000,000 shares of the Company’s common stock for the use of the PVMI patent related to our dispensing systems.

We use Vincent Chase Incorporated, a company that is wholly owned by Mr. Mehdizadeh, our Chief Operating Officer for management advisory and consulting services.  During the years ended December 31, 2012 and 2011, we incurred $230,706 and $100,000 in fees, respectively, to Vincent Chase Incorporated for Mr. Mehdizadeh’s advisory services provided through Vincent Chase Incorporated.  We incurred fees of $175,000 for these services to date during 2013.  During the period April to May 2013, Vincent Chase Incorporated wholly owned by Dr. Bedrick, our President and Chief Executive Officer.  Mr. Mehdizadeh transferred Vincent Chase Incorporated to Dr. Bedrick without consideration on a temporary basis as Mr. Mehdizadeh addressed some personal matters.

We use Kind Clinics, LLC, which is wholly owned by Dr. Bedrick, for marketing services.  We do not pay Kind Clinics for these services.  However, during the year ended December 31, 2012, we paid $34,720 in reimbursements for amounts paid by Kind Clinics on behalf of Medbox.

The Company uses AVT, Inc., a company wholly owned by Shannon Illingworth, a stockholder of the Company and former affiliate, for the manufacture and assembly of its dispensary units.  Mr. Illingworth owned 90% of the Company until Mr. Mehdizadeh purchased his shares in August 2012.  During the years ended December 31, 2012 and 2011, we incurred approximately $480,500 and $510,000, respectively, in manufacturing costs that were paid to AVT.  To date in 2013 we have paid approximately $125,000 in manufacturing costs to AVT.  In addition, our existing inventory of dispensary units is held at AVT, Inc.’s manufacturing facility in Corona, California. We believe that our transactions with AVT, Inc. are on terms as favorable to the Company as those that would be available on an arms-length basis.

Since our common stock is quoted on the OTC Market Groups quotation system, we are not subject to certain rules regarding the independence of directors applicable to companies traded on a national securities exchange.  However, the Board of Directors has determined that neither of our directors are independent as defined in listing standards of the New York Stock Exchange and The Nasdaq Stock Market LLC, because they both serve as executive officers of Medbox and/or MDS.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of November 1, 2013, and immediately after the completion of this offering by (1) each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, (3) each of our executive officers listed in the summary compensation table, below, (4) all of our directors and executive officers as a group and (5) each selling stockholder.  Other than as noted below, none of the selling stockholders has held any position or office, or had a material relationship, with Medbox or any of its predecessors or affiliates.

Other than as indicated, each of the selling stockholders acquired their shares between January 1, 2013 and September 28, 2013 in a private placement pursuant to which we offered shares to certain accredited investors for $5 per share.  We sold a total of 560,950 shares in this offering for an aggregate of $2,804,750.  The subscription agreement pursuant to which these shares were purchased provided that, “if at any time or from time to time, the Company shall determine to register the sale of any of its Common Stock, whether or not for its own account, other than a registration relating to employee benefit plans or a registration effected on Form S-4, the Company shall include in such registration statement (the “Registration Statement”) the re-sale by the Investor of all the Shares subject to this Agreement then still held by the Purchaser.”

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.  The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC.  The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power.  A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering, assuming all the shares offered hereby are sold, as determined in accordance with Rule 13d-3 under the Exchange Act and are based on shares of our common stock outstanding as of November 1, 2013.

Other than as identified below, none of the selling stockholders are broker-dealers or affiliates of broker dealers.

	Number and Percent of Class of Common Stock Owned
	Immediately Prior to this Offering			Immediately After this Offering
Name And Address Of Beneficial Owner	Shares Owned	Percentage Of Class	Shares Offered	Shares Owned	Percentage Of Class

Dr. Bruce Bedrick (1)	7,423,400(2)	24.6%	50,000	7,373,400	24.4%
P. Vincent Mehdizadeh(3)	19,207,390 (4) (8)	64.9%	50,000	19,157,390(4)	64.7%
YP Holdings, LLC(5)	100,000	*	100,000	0	*
FireRock Global Opportunities Fund, L.P.(6)	50,000	*	50,000	0	*
Moody Capital Solutions, Inc.	15,000(7)	*	15,000	0	*
Hart Family Trust(9)	2,000	*	2,000	0	*
Beth A. Edwards	2,800	*	2,200	600	*
Daniel Briere	6,000	*	6,000	0	*
Build It Up, LLC(10)	35,000	*	15,000	20,000	*
Donald O. Reynolds	21,500	*	5,000	16,500	*
James W. Gavin	52,400	*	2,400	50,000	*
Jacqueline H. Russell & Laurence J. Russell	3,000	*	3,000	0	*
James Thomas Herzog	11,300	*	1,300	10,000	*
Mohan S. Kokalla	9,000	*	1,000	8,000	*
Margie Ruzzamenti	35,000	*	5,000	30,000	*
Diane A. Miller	14,000	*	1,000	13,000	*
Bill C. Ng Revocable Living Trust(11)	53,500	*	28,000	25,500	*
Danny Abdelmalak	9,000	*	4,000	5,000	*
David Watkins, Sr.	11,000	*	10,000	1,000	*
Faye Zigran & Yaniv Zigran	3,500	*	1,000	2,500	*
Josephine Brett & Kathleen Steighner	6,000	*	1,000	5,000	*
Kenneth Perezi	3,000	*	3,000	0	*
Kyle Lynn Voris	21,500	*	6,000	15,500	*
Mitch Abdallah	15,000	*	3,000	12,000	*
Peter W. Letkiewicz	7,200	*	1,200	6,000	*
Randall Ray Webb	20,500	*	10,000	10,500	*
Rex Reading Webb	30,500	*	10,000	20,500	*
Steven L. Gart	11,500	*	1,500	10,000	*
Thomas J. Timpone	4,000	*	4,000	0	*
David Strickling	12,000	*	2,000	10,000	*
Jason Ty Nguyen & Hillary Hang Nguyen	16,500	*	9,000	7,500	*
Mohammed Rezaul Karim	4,000	*	2,000	2,000	*
Maitreya Yasuda	8,000	*	3,000	5,000	*
Scott Robert Harrison	2,000	*	1,000	1,000	*
David Aardsma	5,000	*	5,000	0	*
David Aronberg	1,400	*	1,400	0	*
Annemarie Baker	2,000	*	2,000	0	*
Desiree Dundon	3,500	*	2,000	1,500	*
Endresen Trust	1,000	*	1,000	0	*
Zaki Ftaiha	5,000	*	5,000	5,000	*
Francis Giuffrida	4,000	*	4,000	0	*
James Guethlen	4,000	*	4,000	0	*
Lucus Hill	1,000	*	1,000	0	*
Brian Kee	1,500	*	1,500	0	*
Drandon Le	3,000	*	3,000	0	*
Michelle Lydon	1,000	*	1,000	0	*
Thomas Macre	5,000	*	5,000	0	*
William Ober	10,000	*	10,000	0	*
John O’horo	1,000	*	1,000	1,000	*
Rakesh Pahwa	1,500	*	1,500	0	*
Rodrigo Prado Fletes	1,400	*	1,400	0	*
Timothy Rivera	11,883	*	11,833	0	*
Sovereign Group(12)	10,000	*	10,000	0	*
Gary Tanner	3,500	*	3,000	500	*
Stephen Wheeler	1,000	*	1,000	0	*
Lotus Capital Markets, LLC(13)	50,000	*	50,000	0	*
BAMS 401(K) Profit Sharing Plan and Trust(14)	30,000	*	30,000	0	*
Ramey Akef Sweis	7,000	*	2,000	5,000	*
Gil Wolchock	1,500	*	1,500	0	*
Arnold Herskovitz	2,500	*	1,000	1,500	*
Noah Pontell	5,000	*	2,500	2,500	*

All Directors and Officers as a Group	26,630,790	89.5%		26,530,790	89.3%

* Less than 1%

(1)	The address for Dr. Bedrick is 8439 West Sunset Blvd., Suite 101, West Hollywood, CA 90069. Dr. Bedrick is an officer and director of the Company.

(2)	Includes 1,000,000 shares of our Series A Convertible Preferred Stock held by Dr. Bedrick. Each share of our Series A Convertible Preferred is convertible into five shares of our common stock.

(3)	The address for Mr. Mehdizadeh is 6700 Fallbrook Ave., Suite 289, West Hills, CA 91307. Mr. Mehdizadeh is an officer and director of the Company.

(4)	Includes 1,895,000 shares of common stock held by PVM International, Inc. PVM International, Inc. is owned and controlled by Mr. Mehdizadeh.

(5)	Michael Yurkowsky is the natural person who exercises sole dispositive and voting power over these shares on behalf of YP Holdings, LLC.

(6)	Neil Rock and Seth Fireman are the natural persons who exercise joint dispositive and voting power over these shares on behalf of FireRock Global Opportunities Fund, L.P.

(7)
This number represents 15,000 shares of common stock underlying warrants issued to the stockholder in connection with its services as finder in the private placement in which we sold shares of common stock to YP Holdings, LLC.  Warrants to purchase 15,000 shares are exercisable until June 2018 at an exercise price of $29.04 per share and warrants to purchase 15,000 shares are exercisable until August 2018 at an exercise price of $30.50 per share.  Tim Moody is the natural person who exercises sole dispositive and voting power over these shares on behalf of Moody Capital Solutions, Inc.  Moody Capital Solutions, Inc. is a registered broker-dealer.

(8)
Includes 7,312,390 shares of common stock and 2,000,000 shares of Series A Convertible Preferred Stock.  Each share of Series A Convertible Preferred Stock is convertible into five shares of common stock.  Vincent Chase, Inc. is owned and controlled by Mr. Mehdizadeh.

(9)	Robert Hart is the natural person who exercises sole dispositive and voting power over these shares on behalf of the Hart Family Trust.

(10)	Steven Dimaria is the natural person who exercises sole dispositive and voting power over these shares on behalf of the Build It Up, LLC.

(11)	Bill C. Ng is the natural person who exercises sole dispositive and voting power over these shares on behalf of the Bill C. Ng Revocable Living Trust.

(12)	Dr. Steven J. Weiss is the natural person who exercises sole dispositive and voting power over these shares on behalf of the Sovereign Group.

(13)	Todd Bergeron is the natural person who exercises sole dispositive and voting power over these shares on behalf of Lotus Capital Markets, LLC.

(14)	Thomas Iwanski is the natural person who exercises sole dispositive and voting power over these shares on behalf of BAMS 401(K) Profit Sharing Plan and Trust.

PLAN OF DISTRIBUTION

Plan of Distribution for Medbox, Inc.’s Initial Public Offering of 3,000,000 Shares of Common Stock

This is a self-underwritten (“best-efforts”) offering.  This prospectus is part of a registration statement that permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell.   Presently, we expect that our officers and directors will personally contact existing shareholders, friends, family members and business acquaintances and inform them about the offering.  In addition, we may market the offering to institutional investors through our officers and directors.  We may also offer our shares of common stock through brokers, dealers or agents, although we have no current plans or arrangements to do so.  The company has been contacted by multiple financial institutions, as well as fielded interest from existing shareholders that give the company assurance as to the marketability of its shares to these identified parties.

We will offer the shares on a continuous basis for a period of up to three years.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set forth in Rule 3a4-1 under the Exchange Act.  The officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer.  In that regard, we confirm that:

a.  None of our officers or directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act;

b.  None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock;

c.  None of our officers or directors is or will be, at the time of his participation in the offering, an associated person of a broker-dealer; and

d. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily perform substantial duties for or on our behalf, other than in connection with transactions in securities, and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding 12 months, and (C) has not participated in selling and offering securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

None of our officers or directors, control persons or affiliates intend to purchase any shares in this offering.

Plan of Distribution for the Selling Stockholders

The selling stockholders of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales may be at prevailing market or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	privately negotiated transactions;
•	market sales (both long and short to the extent permitted under the federal securities laws);
•	at the market to or through market makers or into an existing market for the shares;
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);
•	a combination of such methods of sale; or
•	any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In the event of the transfer by a selling stockholder of its shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus by filing of prospectus supplement in order to have the pledgee, donee or other transferee listed in place of the selling stockholder.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts relating to its sales of shares, to exceed what is customary in the types of transactions involved.  Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share.  Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder.  Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.  Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.  The selling stockholders and any broker-dealers or agents that participate with the selling stockholder in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and the selling stockholders and/or broker-dealers will be subject to the prospectus delivery requirements of the Securities Act.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

From time to time, the selling stockholder may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers.  Upon a default by the selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time.  Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required by us in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M as discussed below.  All of the foregoing may affect the marketability of the shares of common stock.

We will bear all expenses of the registration statement of which this prospectus is a part including, but not limited to, legal, accounting and printing fees.  Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction or both.

The selling stockholders are required to comply with: (i) the prospectus delivery requirements; and (ii) the applicable “blue sky” laws of the various states, in connection with the sale of its shares offered hereby.  We will receive no proceeds from the sale of the selling stockholders’ shares pursuant to this prospectus.

The selling stockholders will act independently of Medbox, Inc. in making decisions with respect to the timing, manner and size of each sale or sale-related transfer.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, as discussed below, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M.  In general, Regulation M precludes the selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the selling stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our capital stock.  This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of Nevada law.

Our authorized capital stock consists of 110,000,000 shares of stock consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share, of which 14,333,375 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, of which (a) 5,000,000 shares are designated as Series A Preferred Stock and 3,000,000 of which are issued and outstanding as of the date hereof.

Common Stock

The Board of Directors is authorized to issue, without stockholder approval, any authorized but unissued shares of our common stock.  Our articles of incorporation authorize 100,000,000 shares of common stock, of which 14,333,375 shares are issued and outstanding as of the date hereof.  Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore.  No holder of any shares of common stock has any preemptive right to subscribe for any of our securities.  Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any.  All shares of common stock outstanding are fully paid and non-assessable.

The transfer agent for the common stock is Action Stock Transfer Corporation, Salt Lake City, Utah.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.  The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

The Board of Directors is authorized, without further stockholder approval, to issue from time to time any of our authorized but unissued shares of preferred stock.  The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof.  Our articles of incorporation authorize 10,000,000 shares of preferred stock, par value $0.001 per share, 5,000,000 of which are currently designated as Series A Preferred Stock.  Holders of our preferred stock are not entitled to any preemptive or preferential rights to subscribe for additional shares of our capital stock.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Series A Preferred Stock

Dividend Rights

Holders of the Series A Preferred Stock are entitled to receive dividends or other distributions with the holders of the common stock on an as converted basis when, as and if declared by our Board of Directors.

Conversion Rights

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof and subject to notice requirements described in our articles of incorporation, at any time, into five shares of our common stock.

Liquidation Preference.

In the event of our liquidation, dissolution or winding up, holders of Series A Preferred Stock are entitled to receive, prior to the holders of the other series of preferred stock and prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any other shares of our stock, an amount equal to $1.00 per share of Series A Preferred Stock held, plus all declared but unpaid dividends thereon.  A liquidation includes the acquisition of the Company by another entity or the sale of all or substantially all of our assets, unless the holders of a majority of the Series A Preferred Stock agree otherwise.

Voting Rights.

The holders of Series A Preferred Stock vote as a single class with the holders of our common stock.  Holders of Series A Preferred Stock have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Series A Preferred Stock and Common Stock on a fully-diluted basis and (c) 0.00000025.

Additional Voting Rights

The consent of the holders of a majority of the outstanding shares of Series A Preferred Stock is required for us to do any of the following: (i) take any action that would alter, change or affect the rights, preferences, privileges or restrictions of the Series A Preferred Stock, increase the authorized number of shares of the Series A Preferred Stock or designate any other series of Preferred Stock; (ii) increase the size of any of our equity incentive plans or arrangements; (iii) make fundamental changes to our business; (iv) make any changes to the terms of the Series A Preferred Stock or to our articles of incorporation or bylaws, including by designation of any stock; (v) create a new class of shares having preferences over or being on a parity with the Series A Preferred Stock as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred Stock then outstanding; (vi) make any change in the size or number of authorized Directors; (vii) repurchase any of the our common stock; (viii) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of our property or business or more than 50% of our stock in a single transaction; (ix) make any payment of dividends or other distributions or any redemption or repurchase of stock or options or warrants to purchase our; or (x) sell any additional shares of preferred stock.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Nevada Law

General

A number of provisions of our articles of incorporation and bylaws and Nevada Law deal with matters of corporate governance and certain rights of stockholders.  The following discussion is a general summary of certain provisions of our articles and bylaws that might be deemed to have a potential “anti-takeover” effect.  The following description of certain of the provisions of our articles and bylaws is necessarily general and reference should be made in each case to the articles and bylaws.

Absence of Cumulative Voting

There is no cumulative voting in the election of our directors.  Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected.  Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.  The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Authorized Shares

As indicated above, our articles of incorporation currently authorize the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.  The authorization of shares of common stock and preferred stock in excess of the amount issued and outstanding provides our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock-based compensation.  The unissued authorized shares also may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of Medbox.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation.  These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part.  These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.  Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation that:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

Therefore, the provisions are not currently applicable to Medbox.  However, the existence of these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period.  For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.  The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder.”

Note, however, that these provisions only apply if the corporation has securities (i) listed on a national securities exchange or (ii) traded in an organized market and that has least 2,000 holders and a market value of at least $20 million exclusive of insider holdings, and that the provisions do not apply to any person who became an interested stockholder before such time.  Therefore, these provisions do not currently apply to the Company and may not apply in the foreseeable future.

Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes.  We have not included any such provision in our articles of incorporation.

 The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Summary of Anti-Takeover Provisions

The foregoing provisions of our articles of incorporation and bylaws and Nevada law could have the effect of discouraging an acquisition of Medbox or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock.  In addition, such provisions may make Medbox less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors.  Our board of directors believes that these provisions are in our best interests and the best interests of our stockholders.  In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders.  Accordingly, the board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits to us of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management.  As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.  The board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

EXPERTS

The financial statements of Medbox, Inc. as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 included in this prospectus and in the registration statement have been so included in reliance upon the report of Q Accountancy Corporation, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Phillip E. Koehnke, APC, Encinitas, CA, will issue to Medbox, Inc. its opinion regarding the legality of the common stock being offered hereby.  Phillip E. Koehnke, APC has consented to the references in this prospectus to its opinion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus.  This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.  Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.  For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC.  The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330.  Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon effectiveness of the registration statement of which this prospectus is a part, we will be subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic information and other information with the SEC.  All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above.  We maintain a website at www.thedispensingsolution.com.  You may access our reports and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the distribution will be paid by the Company.

Expense	Amount $

SEC Registration Fee: *Blue Sky fees and expenses: *Legal fees and expenses:
*Accounting fees and expenses:
*Printing expenses: *Miscellaneous

*Total:

* To be provided by amendment

Item 14.  Indemnification of Directors and Officers

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

“1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

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(a)           Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

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Charter Provisions

Our Amended Articles of Incorporation provide for indemnification of our officers and directors as follows:

ARTICLE EIGHT

LIABILITY OF DIRECTORS AND OFFICERS

No Director, Officer or Agent, to include counsel, shall be personally liable to the Corporation or its Stockholder for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity.  It shall be presumed that in accepting the position as an Officer, Direct, Agent or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article.  Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omission which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300.

Bylaws

Our Amended and Restated Bylaws provide for the indemnification of our officers and directors as follows:

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS

Section 1                      ACTIONS OTHER THAN BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 2                      ACTIONS BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3                      SUCCESSFUL DEFENSE.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

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Section 4                      REQUIRED APPROVAL.  Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum  consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5                      ADVANCE OF EXPENSES.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6                      OTHER RIGHTS.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

(a)  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)  Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 7                      INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Section 8                      RELIANCE ON PROVISIONS.  Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 9                      SEVERABILITY.  If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

Section 10                      RETROACTIVE EFFECT.  To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors.

Page II-4

Agreements

We intend to enter into compensation agreements with selected officers and directors, pursuant to which we will agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the Company.

Item 15. Recent Sales of Unregistered Securities

The following information reflects all of the sales of our securities within the past three years.

On November 11, 2011, we issued an aggregate of 6,000,000 shares of our Series A Preferred Stock to P. Vincent Mehdizadeh and Shannon Illingworth in exchange for services rendered to the Company.  3,000,000 shares were subsequently cancelled and returned to treasury.

From January 1, 2012 through December 31, 2012, the Company sold a total of 1,798,733 shares of common stock to accredited investors for an average of $1.33 per share, or aggregate consideration of $2.4 million, including carry-over shares through the January of 2013, deemed by management to be materially part of the prior period.

From January 1 through September 28, 2013 the Company sold a total of 475.950 shares of common stock to accredited investors for $5 per share, or an aggregate of $2,379,950.

The issuances of the securities described above were exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D as transactions by an issuer not involving any public offering and in which shares were purchased by accredited investors.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates representing the stock issued in such transactions.  The offer and sale of these securities were made without general solicitation or advertising.

In addition, Medbox, Inc. issued 2 million shares of its common stock to PVMI, Inc. on December 31, 2011 as part of the transaction in which it purchased from PVMI all of the shares of common stock that PVMI owned in the following companies: (i) MDS (9,000 shares); (ii) Medicine Dispensing Systems, Inc. (10,000 shares); and (iii) Medbox, Inc. (10,000 shares).

On April 1, 2013, Medbox, Inc. issued warrants to purchase 260,854 shares of our common stock for $.001 per share, subject to adjustment, to Vapor Systems International, Inc. in exchange for all of the outstanding shares of Vaporfection International, Inc.  The warrants are exercisable at the option of the holder beginning March 21, 2014 and expire April 1, 2018.

Each of the above issuances were exempt from the registration provisions of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction not involving any public offering.
There were no underwritten offerings employed in connection with any of the transactions set forth above.

Item 16.  Exhibits And Financial Schedules

The exhibits and financial statement schedules filed as part of this registration statement are as follows

a.           Financial Statements

1.           Audited Financial Statements and Notes for the years ended December 31, 2012 and December 31, 2011.

2.           Financial Statements and Notes for the quarter and nine months ended September 30, 2013.

Page II-5

b.           Exhibits

3.1	Articles of Incorporation filed with the Secretary of State on June 16, 1977*
3.2	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on September 18, 1998*
3.3	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on May 12, 2000*
3.4	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on November 16, 2006*
3.5	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on January 11, 2008*
3.6	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on August 4, 2009*
3.7	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on August 21, 2009*
3.8	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on February 14, 2011*
3.9	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on August 30, 2011*
3.10	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on July 15, 2013*
3.11	Amended and Restated Bylaws of Medbox, Inc. dated July 11, 2013*
4.1	Form of Common Stock Certificate of Medbox, Inc.*
4.2	Form of Certificate for the Series A Preferred Stock*
5.1	Opinion of Phillip E. Koehnke, APC regarding legality of securities being registered. ++
10.1	Stock Purchase Agreement, effective as of December 31, 2011, by and among Medbox, Inc. and PVM International, Inc.*
10.2	Amended and Restated Stock Purchase Agreement effective as of February 26, 2013, by and between Medbox, Inc. and Bio-Tech Medical Software, Inc.*
10.3	Amended and Restated Technology License Agreement, dated as of February 26, 2013, by and between Bio-Tech Medical Software, Inc. and Medbox, Inc.^
10.4	Membership Interest Purchase Agreement dated as of March 12, 2013 between Medbox, Inc. and Darryl B. Kaplan, Claudio Tartaglia and Eric Kovan (MedVend Holdings)^
10.5	Securities Purchase Agreement dated as of March 22, 2013, by and among Medbox, Inc. and Vapor Systems International, LLC*
10.6	Amendment Securities Purchase Agreement by and Medbox, Inc. and Vapor Systems International, LLC, dated July 5, 2013 and effective as of March 22, 2013^
10.7	Description of Bruce Bedrick employment arrangement*+
10.8	Description of P. Vincent Mehdizadeh employment arrangement* +
10.9	Exclusive Trademark and Patent License Agreement Between PVM International, Inc. and Medbox, Inc., dated as of April 1, 2013 *
10.10	Promissory Note issued to PVMI dated January 1, 2012^
21.1	Subsidiaries of Medbox, Inc.
23.1	Consent of Phillip E. Koehnke, APC (contained in Opinion included as Exhibit 5.1) ++
23.2	Consent of Q Accountancy Corporation
24.1	Power of Attorney^
99.1	Form of Subscription Agreement

* Incorporated by reference from the Registrant’s Registration Statement on Form 10, as amended, file no. 000-54928, originally filed on April 10, 2013.

^ Previously filed

+ Management compensatory arrangement.

++ To be filed by amendment.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

Page II-6

i. To include any prospectus required by Section 10(a) (3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230-424);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

iii.           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Page II-7

(7)  That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(8)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Page II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Hollywood, State of California on November 13, 2013.

MEDBOX, INC.
/s/ Bruce Bedrick
By: Bruce Bedrick Its: Chief Executive Officer; Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 13, 2013	/s/ Bruce Bedrick
Bruce Bedrick Chief Executive Officer, Director (principal executive officer)

Date: November 13, 2013	/s/ P. Vincent Mehdizadeh
P. Vincent Mehdizadeh Chief Operating Officer, Director (principal financial and accounting officer)

Page II-9

MEDBOX, INC.
STATEMENT OF CONSOLIDATED CASH FLOWS
FOR THE SIX MONTHS ENDED
JUNE 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:	
Net Income	$ 23,285
Adjustments to reconcile net income to	
net cash used by operating activities:	
Depreciation	$ 14,129
Amortization	7,091
Decrease (increase) in:	
Accounts receivable & unbilled receivables	491,336
Subscription receivable	153,250
Loans receivable	(55,000)
Inventory & inventory deposits	(507,667)
Prepaid expenses	(25,000)
Deposits	(18,000)
Increase (decrease) in:	
Accounts payable & accrued expenses	157,723
Interest payable	5,250
Sales tax payable	5,306
Deferred tax liability	20,994
Deferred Revenue	(615,729)
Income Tax Payable	(23,265)
Total adjustments	$ (389,582)
Net cash used by operating activities	$ (366,297)
CASH FLOWS FROM INVESTING ACTIVITIES:	
Purchases of Furniture & Fixtures	$ (90,917)
Acquistion of intangable assets	(509,883)
Acquistion of goodwill	(1,339,968)
Proceeds from Equity Investment	3,575,855
Payments in Dividends	(11,485)
Advances on investments	(1,200,000)
Net cash provided by investing activities	$ 423,602
CASH FLOWS FROM FINANCING ACTIVITIES:	
Proceeds from loan payable	$ 175,000
Payments on Loans Payable	(876,638)
Net cash used by financing activities	$ (701,638)
NET DECREASE IN CASH AND CASH EQUIVALENTS	$ (644,333)
CASH AND CASH EQUIVALENTS, JANUARY 1, 2013	1,026,902
CASH AND CASH EQUIVALENTS, JUNE 30, 2013	$ 382,569
SUPPLEMENTAL DISCLOSURES:	
Cash paid during the six months ended for interest	$ 6,863
Cash paid during the six months ended for income tax	$ 9,068

MEDBOX, INC.

STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

FOR THE SIX MONTHS ENDED

JUNE 30, 2013

	Preferred Stock		Common Stock		Additional Paid In	Retained	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance at January 1, 2013	3,000,000	$ 3,000	14,805,572	$ 14,806	$ 1,166,129	$ 329,556	$ 1,513,491
Net income for the six months ended June 30, 2013			-	-	-	23,285	23,285
Activity for the six months ended June 30, 2013							
Issuance of Common Stock par value of $.001 per share			838,600	203	2,246,487	-	2,246,690
Additional paid in capital-Warrants					1,329,165		1,329,165
Dividend Paid						(11,485)	(11,485)
Balance at June 30, 2013	3,000,000	$ 3,000	14,153,275	$ 15,009	$ 4,741,781	$ 341,356	$ 5,101,146

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

Cash Equivalents

Concentration of Credit Risk

Marketing Costs

Marketing costs are expensed as incurred. Marketing expense for the period ending June 30, 2013 was $335,306.

Fair Value of Financial Instruments

Revenue Recognition

The Company applies the revenue recognition provisions pursuant to Accounting Standards Codification ("ASC") 605.10, *Revenue Recognition* ("ASC 605") (formerly SAB Topic 13A), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The guidance outlines the basic criteria that must be

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

Revenue Recognition (continued)

met to recognize the revenue and provides guidance for disclosure related to revenue recognition policies.

The Company recognizes revenue related to consulting fees based upon the terms of the contract. In general, the Company recognizes revenue when a milestone is reached in the contract such as submittal of the license application or if otherwise delineated awarding of a license. In addition, if the contract includes the build out of the client location and the installation of Medbox dispensing machines then the remainder of the revenue is recognized when the facility is completed and available for move-in by the client.

Allocation of revenue based on relative values of a contract are determined by the value of the whole contract which comprises of the sales amounts attributed to the standalone Medbox dispensing machines (usually $40,000 per set) and installation of required furniture and equipment times a marked up value of 20% which leaves the remaining revenue value attributed to the activities associated with obtaining the license.

In addition, the Company intends to charge maintenance fees for consulting, equipment and software on a monthly basis, and would recognize revenue on these monthly charges when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured.

The Company's consulting clients generally pay in advance for their services by either wire or check. Advance payments from clients and billings made in advance of work or services performed are recorded on the balance sheet as deferred revenue. An allowance for uncollectible accounts is established for any customer who is deemed as possibly uncollectible.

Equipment sales not associated with a consulting contract or other consumer product sales made via the company's e-commerce site or by the company's sales force are recognized as the product is shipped.

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

Property and Equipment (continued)

Vehicles	5 years
Office equipment	5 years
Furniture and fixtures	5 years
Machinery and equipment	5 years

Depreciation expense for the period ending June 30, 2013 was $11,401.

Goodwill and Purchased Intangible Assets

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate than an intangible asset's carrying amount may not be recoverable. Such circumstances could include, but are not limited to a significant decrease in the market value of an asset, a significant adverse change to the extent or manner in which an asset is used, or an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated non-discounted future cash flows associated with it. Should the sum of the expected future cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. There has been no impairment losses recorded as of June 30, 2013.

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

Income Taxes (continued)

Note 3 – Property and Equipment

Property and equipment at June 30, 2013 consist of:

		June 30, 2013
Depreciable assets:		
Machinery and equipment	$	63,551
Office equipment		45,824
Furniture and fixtures		39,165
Transportation equipment		92,000
Sub-total	$	240,540
Less accumulated depreciation		(112,735)
Total, property and equipment, net	$	127,805

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

Note 4 – Investment and Advances

On March 22, 2013, the Company entered into a purchase agreement for 100% of the issued and outstanding common stock of Vaporfection International Inc. ("VII") owned by Vapor Systems International LLC. The Company issued 260,854 warrants to shareholders of VII allowing them to purchase Medbox common stock at $.001 per share beginning April 1, 2014. These warrants were valued for Medbox accounting purposes at $5 per share which represented the prices received by the Company for stock sales at that time. The value of the acquisition of approximately $1,304,170 was reflected on the Company's balance sheet as Goodwill and Additional Paid in Capital – Warrants of the same amount.

In addition, to the above warrants the purchase agreement and associated consulting contract with the prior management company of the business unit calls for additional shares to be issued in the event that the performance of the business unit exceeds $11,818,140 of accumulated EBITBA profitability over the subsequent 4 year operating period. The Company has treated the obtainment of that performance provision as being remote and consequently has not assigned any future value to the purchase price.

Effective April 1, 2013, the purchase agreement was amended to adjust the closing date to April 1, 2013, remove the provision requiring additional shares should the Medbox stock price fall below $25 per share, remove any requirement to limit warrant holder stock sales twelve months after the closing date, remove registration rights and clarify internal language within the contract.

Terms also included the Company issuance of 21,753 shares of common stock and 5,000 warrants exercisable into shares of common stock in exchange for the payment of $583,954 of purchased liabilities. The excess of the liabilities retired over the Company's recorded fair value of the common stock and warrants issued of $133,765 was recorded as a reduction of goodwill.

The Company will also guaranty a March 23, 2013 $175,000 10% convertible note executed by Vaporfection International Inc. with $.001 par value common stock at a rate of 50% of the market value at time of the conversion. The note has a maturity date of September 22, 2013.

On February 8, 2013 for a purchase price of $1,500,000, the Company entered into an agreement with Bio-Tech Medical Software, Inc. which would allow the Company to purchase 833,333 authorized shares of common stock which would represent 25% of Bio-Tech's issued and outstanding shares of common stock.

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

The Company advanced $600,000 upon execution of this agreement for the right to purchase with the remaining balance of $900,000 due and payable in installments at various dates by August 25, 2013.

On June 26, 2013, the company notified Bio-Tech that it was canceling the agreements with them. The company is currently in litigation with Bio-Tech to separate from their proposed business partnerships.

Note 5 – Investment and Advances (continued)

On March 12, 2013, the Company entered into an agreement with three members of Medvend Holdings LLC whereby the Company would acquire 50% of their equity interest in Medvend. The purchase price of the equity interest is $4,100,000 whereby the Company paid an advance of $600,000 upon execution of the contract for the right to purchase.

In May 2013, the three members of Medvend Holdings LLC were served and named in a lawsuit by that entity's minority shareholders alleging improper conveyance of the three members' ownership interest in Medvend Holding LLC to the Company. In May 2013, Medbox filed suit against Medvend Holdings, LLC and the three members of that entity that were involved in the transaction.

Note 6 – Long-term Debt

Long-term debt at March 31, 2013 consists of:

		June 30, 2013
Term note to Chase, payable in monthly installments of $1,535.45 including interest at 8.756 through May 2015. The note is secured with a 2011 Porsche	$	32,408
Less current portion		(15,880)
Long-term portion	$	16,528

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

		June 30, 2013
Current	$	27,791
Deferred		(20,994)
Total provision for income taxes	$	6,797

The Company's total deferred tax liabilities which have been presented on the financial statements as a noncurrent deferred tax (liability) at June 30, 2013 are as follows:

Note 11 – Income Taxes (continued)

		June 30, 2013
Total deferred tax (liability)	$	(48,818)

Note 12 – Lease Obligations

On August 1, 2011 and amended on February 11, 2013, the Company entered into a lease agreement for office space located in West Hollywood, California through June 30, 2017 at a monthly rate of $14,397.00. The payment is also charged to rent expense as incurred.

In addition, the Company leases various office facilities located at West Hills California, Scottsdale Arizona, Hartford Connecticut and Boca Raton, Florida from unrelated third parties under a month to month operating lease at a total monthly rate of $4,800. The payment is charged to rent expense as incurred.

Total rent expense under operating leases for June 30, 2013 was $137,981.

The minimum future lease payments under operating leases at June 30, 2013 are as follows:

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013
(Continued)

Year Ending	Amount
2013	86,382
2014	172,759
2015	172,759
2016	172,759
2017	86,379
Total	$ 691,038

Note 13 – Subsequent Events

In June 2013, the Company entered into an agreement for the issuance of 50,000 restricted shares for $250,000.

The Company entered into a verbal agreement with a supplier for various machines in the amount of $220,000 for purchase commitments as of June 30, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Medbox, Inc.

We have audited the accompanying consolidated balance sheets of Medbox, Inc. as of December 31, 2012 and 2011 and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medbox, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Q Accountancy Corporation

/s/ Q Accountancy Corporation
Irvine, California
April 9, 2013

MEDBOX, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

	AUDITED	AUDITED
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 1,026,902	$ 42,356
Accounts receivable, net	2,052,000	-
Loan receivable	-	104,650
Advances to officer	-	177,050
Inventory	377,900	100,000
Total current assets	3,456,802	424,056

Property and equipment, net of accumulated depreciation of
$43,491 and 13,569, respectively	51,018	80,940
Other assets	4,850	4,850
Total assets	$ 3,512,670	$ 509,846

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 324,416	$ 46,155
Income taxes payable	217,893	52,817
Deferred income taxes payable	27,824	-
Deferred revenue	673,250	-
Related party notes payable	869,038	-
Current portion of long-term debt	15,548	21,928
Total current liabilities	2,127,969	120,900

Long term-debt, less current portion	24,460	40,008
Total liabilities	2,152,429	160,908

Stockholders' equity
Preferred stock, $0.001 par value: 10,000,000 authorized,
3,000,000 issued and outstanding as of December 31, 2012 and
6,000,000 issued and outstanding as of December 31, 2011	3,000	6,000
Common stock, $0.001 par value: 100,000,000 authorized,
14,805,572 issued and outstanding as of December 31, 2012 and
11,006,839 issued and outstanding as of December 31, 2011	14,806	11,007
Additional paid-in capital	1,166,130	280,264
Common stock subscribed	(153,250)	-
Retained earnings (accumulated deficit)	329,555	51,668
Total stockholders' equity	1,360,241	348,938
Total liabilities and stockholders' equity	$ 3,512,670	$ 509,846

See notes to consolidated financial statements.

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	AUDITED	AUDITED
	2012	2011

Revenues, net	$ 3,525,636	$ 3,441,870

Cost of revenues	1,314,112	1,811,740

Gross margin	2,211,524	1,630,130

Selling, general and administrative expenses
Selling and marketing	62,517	55,818
Depreciation	29,922	13,569
Professional fees	573,265	626,108
General and administrative	967,275	746,857
Total costs and expenses	1,632,979	1,442,351
Income (loss) from operations	578,545	187,779

Interest expense	4,975	39,566

Income before provision for income taxes	573,570	148,213

Provision for income taxes	245,717	44,366

Net income	$ 327,853	$ 103,847

Earnings per share attributable to common stockholders:
Basic - 14,805,572 shares 2012 and 11,016,839 shares 2011 respectfully	$ 0.02	$ 0.01
Diluted - 14,805,572 shares 2012 and 11,016,839 shares 2011 respectfully	$ 0.02	$ 0.01

See notes to consolidated financial statements.

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Cash flows from operating activities
Net income	$ 327,853	$ 103,847
Adjustments to reconcile net income to net cash used by
operating activities:
Depreciation and amortization	29,922	13,569
Decrease (increase) in:
Accounts receivable	(2,052,000)	-
Loan receivable	104,650	-
Advances to officer	177,050	(93,103)
Inventory	(277,900)	(100,000)
Increase (decrease) in:
Accounts payable and accrued expenses	267,041	28,081
Income taxes payable	165,076	40,051
Deferred income taxes payable	27,824	-
Deferred revenue	673,250	-
Net cash used by operating activities	(557,234)	(7,555)

Cash flows from investing activities
Payments received on loan receivable	104,650	-
Net cash provided by investing activities	104,650	-

Cash flows from financing activities
Payments received on advances to officer	177,050	-
Payments on related party notes payable	(31,000)	-
Payments on long-term debt	(21,928)	(7,752)
Dividends paid	(49,965)	-
Proceeds from issuance of common stock	1,362,974	-
Net cash provided by financing activities	1,437,131	(7,752)

Net increase in cash and cash equivalents	984,547	(15,307)
Cash and cash equivalents at beginning of year	42,356	57,663

Cash and cash equivalents at end of year	$ 1,026,902	$ 42,356

Supplemental cash flow information
Cash paid during the period for:
Interest	$ 4,975	$ 39,566
Income taxes	$ 59,141	$ 4,314
Non- cash transactions:
Note payable for acquisition of property and equipment	$ -	$ 92,000
Issuance of common stock for acquistion of subsidiary	$ -	$ 245,092
Issuance of related party notes payable for common stock	$ 125,000	$ -
Issuance of preferred stock	$ -	$ 6,000

See notes to consolidated financial statements.

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

							Retained
					Additional		Earnings	Total
		Preferred Stock	Common Stock		Paid-In	Common Stock	(Accumulated)	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Subscribed	(Deficit)	Equity

Balances at January 1, 2011	-	$-	11,016,839	$11,017	$41,172	$-	$(52,189)	$-
Issuance of preferred stock	6,000,000	6,000			(6,000)			-
Cancellation of common stock	-	-	(10,000)	(10)			10	-
Acquisition of Prescription Vending Machines (subsidiary)					245,092	-		245,092
Net income							103,847	103,847
Balances at December 31, 2011	6,000,000	$6,000	11,006,839	$11,007	$280,264	$-	$51,668	348,938
Cancellation of preferred stock	(3,000,000)	(3,000)			$3,000			-
Issuance of common stock, net of issuance costs			3,761,683	3,762	854,653	-	-	858,415
Subscriptions for common stock, net of issuance costs			37,050	37	153,213	(153,250)	-	-
Dividend paid							(49,965)	(49,965)
Buyout of PVM shareholders					(125,000)	-		(125,000)
Net income							327,853	327,853
Balance at Deecember 31, 2012	3,000,000	$3,000	14,805,572	$14,806	$1,166,130	$(153,250)	$329,555	$1,360,241

See notes to consolidated financial statements.

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 1 – Nature of Business

Medbox, Inc. (the Company) was incorporated in the state of Nevada on June 16, 1977, originally as Rabatco, Inc., subsequently changing its name on May 12, 2000 to MindfulEye, Inc., an again on August 30, 2011 to Medbox, Inc. The company is a leader in the development, sales and service of automated, biometrically controlled dispensing and storage systems for medicine and merchandise and is headquartered in West Hollywood California. The Company provides their patented systems, software and consulting services to pharmacies, dispensaries, urgent care centers, drug rehab clinics, hospitals, prison systems, hospice facilities and medical groups worldwide.

The Company’s subsidiaries, Prescription Vending Machines, Inc. was incorporated in the state of California in 2008 and Medicine Dispensing Systems was incorporated in the state of Arizona in 2011.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Medbox, Inc. and its wholly owned subsidiaries, Prescription Vending Machines, Inc. and Medicine Dispensing Systems Incorporated. All material intercompany transactions have been eliminated.

Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks, and all highly liquid investments with original maturities of three months or less.

Concentrations of Credit Risk

The Company maintains cash balances at several financial institutions in the Los Angeles, California area.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  At December 31, 2012 and 2011, the Company’s uninsured balances totaled $719,788 and $-0-, respectively.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred.  Advertising and marketing expense for the years ending December 31, 2012 and 2011 was $139,411, and $227,208, respectively.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, prepaid expenses and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments. The Company had no items that required fair value measurement on a recurring basis.

Revenue Recognition

The Company recognizes revenue in compliance with FASB ASC 605, “Revenue Recognition”. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will allow customers to return merchandise under most circumstances. The reserve for returns will be included as are allowances in the Company’s balance sheet. The reserve is estimated based on the Company’s historical experience of returns made by customers. The Company will defer any revenue from sales in which payment has been received, but the earnings process has not occurred.

Allowance for Bad Debts

The Company evaluates the collectability of its receivables based on a combination of factors. Management periodically reviews the individual accounts receivable balances and determines which accounts to initiate collection procedures on. It is the practice of the Company to expense uncollectible accounts receivable only after exhausting all efforts to collect amounts due. Management believes that all amounts will be collected in full and no allowance for doubtful accounts has been established.

Inventory

Inventories are stated at the lower of cost or market.  Cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method.  Market is determined based on net realizable value.  Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

Property and Equipment

Property and equipment are recorded at cost.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.  The estimated useful lives for significant property and equipment categories are as follows:

Vehicles	5 years
Office equipment	5 years

Depreciation expense for the years ending December 31, 2012 and 2011 was $29,922 and $13,569.

Income Taxes

Effective January 1, 2009, the Company was required to adopt the revised provisions of FASB ASC 740, relating to uncertain income tax positions.  These standards require management to perform an evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorizes.  This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

The Company is required to file federal and state income tax returns.  Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions.

The Company has not yet undergone an examination by any taxing authorities.  Management has performed its evaluation of all other income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the “more likely than not” standard.  Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax provisions in the accompanying financial statements.

From time to time, the Company may be subject to interest and penalties assessed by various taxing authorities.  These amounts have historically been insignificant and are classified as other expenses when they occur.

Deferred income taxes are provided for temporary differences arising from using the straight-line depreciation method for financial statement purposes and accelerated methods of depreciation for income taxes, including differences between book and tax for amortizing organization expenses.  In addition, deferred income taxes are recognized for certain expense accruals, allowances and net operating loss carryforwards available to offset future taxable income, net of valuation allowances for potential expiration and other contingencies that could impact the Company’s ability to recognize the benefit.

The tax provision differs from the expense that would result from applying statutory rates to income before income taxes because of permanent differences such as meals and entertainment that are not fully deductible for tax purposes.

Note 3 – Property and Equipment

Property and equipment at December 31, 2012 and 2011 consists of:

	2012	2011
Office equipment	$2,509	$2,509
Transportation equipment	92,000	92,000
	94,509	94,509
Less accumulated depreciation	(43,491)	(13,569)
Property and equipment, net	$51,018	$80,940

Note 4 – Long-term Debt

Long-term debt at December 31, 2012 and 2011 consists of:

	2012	2011
Term note to a bank payable in monthly installments of $1,535 including interest at 8.8% through May 2015. The note is secured with an automobile.	$40,008	$54,248
Note payable to unrelated third party payable upon demand.	-	7,688
Total long-term debt	40,008	61,936
Less current portion	(15,548)	(21,928)
Long-term portion	$24,460	$40,008

Following is a schedule of maturities for years ending December 31:

2013	$15,548
2014	16,944
2015	7,516

Total Maturities	$40,008
Less Current Portion	(15,548)

Long-term debt, net	$24,460

Note 5 – Related Party Transactions

On April 10, 2012, the Company issued a note payable to a shareholder in the amount of $25,000 in exchange for the shareholder’s original investment in  Prescription Vending Machines, Inc. common stock.  The note bears no interest and is due on demand.  As of December 31, 2012, the outstanding balance on this note was $12,000.

On May 5, 2012, the Company issued a note payable to a shareholder in the amount of $100,000 in exchange for the shareholder’s original investment in Prescription Vending Machines, Inc. common stock.  The note bears no interest and is due on demand.  As of December 31, 2012, the outstanding balance on this note was $82,000.

On January 1, 2012, the Company issued a note payable to PVM International Inc. (“PVMI”), a related party which is 100% owned by the Senior Consultant of the Company in the amount of $1,000,000 along with the issuance of 2,000,000 (two million) of restricted shares of the Company’s common stock for the use of its patent related to the Company’s dispensing systems and the Company also received 24,000 restricted shares of three subsidiaries that were controlled by PVM International, Inc. The three subsidiary companies were: Prescription Vending Machines, Inc., Medicine Dispensing Systems, Inc. and Medbox, Inc. (CA Corp that is not in use) (collectively “PVM Shares”) . The 24,000 shares represented 80% of PVMI’s outstanding stock in the three subsidiaries. By December 31, 2013, the Company received the other 6000 shares which completed the 100% transaction.

The note is payable upon demand at an interest of zero. The note is secured with 1,000,000 restricted shares of the Company or interest at 10% of the outstanding balance beginning January 1, 2013. In December 2012, a payment of $250,000 was paid to PVMI which left the balance at December 31, 2012 at $775,000.

The Company utilizes Vincent Chase Incorporated, a related party and 100% owned by the Senior Consultant of the Company for management advisory and consulting services.  During the years ended December 31, 2012 and 2011, the Company incurred $230,706 and $100,000 in fees, respectively, for these services.

The Company utilizes Kind Clinics, LLC, a related party, and 100% owned by an officer of the Company for management advisory and consulting services.  During the year ended December 31, 2012, the Company incurred $34,720 in fees for these services.

The Company utilizes AVT, Inc., a related party, and majority owned by a shareholder of the Company for the manufacture and assembly of its dispensary units.  During the year ended December 31, 2012, the Company incurred approximately $480,500 and $510,000 in manufacturing costs.  In addition, the Company’s existing inventory of dispensary units is held at AVT, Inc.’s manufacturing facility in Corona, California on behalf of the Company.  The Company believes that its transactions with AVT, Inc. are completed on an arms-length basis.

Note 7 – Stockholder’s Equity

Common and Preferred Stock

In November 2011, the Company issued 6,000,000 of zero par value convertible restricted preferred stock to the Senior Consultant and a shareholder of the Company. This preferred stock can be converted from 1 (one) restricted share to 5 (five) restricted shares of common stock.  In November 2012, 3,000,000 shares were returned to the Company and cancelled.

During 2012, the Company sold approximately 1,800,000 shares of common stock for proceeds of approximately $2,400,000. The balance of $153,250 for the remaining 37,050 shares is to be received in 2013.  In addition, the Company issued 2,000,000 shares in connection with the acquisition of the PVM Shares as previously described in Note 5.

Note 8 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

The consolidated provision for federal and state income taxes for the year ended December 31, 2012 is as follows:

December 31, 2012

Current (34% and 8.9% for federal and state)	$217,893
Deferred	27,824

Total provision for income taxes	$245,717

The Company’s total deferred tax liabilities at December 31, 2012 are as follows:

December 31, 2012

Total deferred tax (liability)	$(24,824)

Note 9 – Lease Obligations

The Company may rent property, equipment, transportation equipment, and various clinics on an as needed basis

On August 1, 2011, the Company entered into a lease agreement for office space located in West Hollywood, California through July 31, 2014 at a monthly rate of $5,149. The payment is also charged to rent expense as incurred.
In addition, the Company leases office facilities located at West Hills, California from unrelated third parties under a month to month operating lease at a monthly rate of $1,300.  The payment is charged to rent expense as incurred.
Total rent expense under operating leases for December 31, 2012 and 2011 was $222,886 and $124,727, respectively.

The minimum future lease payments under operating leases at December 31, 2012 were as follows:

Year Ending	Amount

2013	61,782
2014	36,040

Total	$97,822
Note 10 – Subsequent Events

During January 2013, the Company received a total of $71,520 as payment for the sale of 16,000 shares of common stock during that period.

From January 1, 2013 through March 31, 2013 the Company entered into 3 transactions that are listed in the Form 10 document under “Pending Acquisitions”.